Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

October 8, 2004

by and among

ALLIANCE DATA SYSTEMS CORPORATION,

ADS ALLIANCE DATA SYSTEMS, INC.,

EVEREST NIVOLE, INC.,

THE RELIZON e-CRM COMPANY

and

RELIZON HOLDINGS, L.L.C.

i

Schedules

Schedule A — Excluded Employees
Schedule 1.1 – Certain Definitions
Schedule 2.5 – Escrow Participating Holders
Schedule 3.2 — Subsidiaries of the Company
Schedule 3.3 — Capitalization of the Company
Schedule 3.6 — Exceptions to No Conflict Representation
Schedule 3.7 – Financial Statements
Schedule 3.8 — Subsequent Events
Schedule 3.9 — Undisclosed Liabilities
Schedule 3.10 — Contracts
Schedule 3.11 — Exceptions to Title to Machinery, Equipment, and Other Property
Schedule 3.12(a) — Intellectual Property
Schedule 3.12(b) — Intellectual Property
Schedule 3.12(e) — Intellectual Property
Schedule 3.12(f) — Intellectual Property
Schedule 3.12(g) — Intellectual Property
Schedule 3.13 — Real Property
Schedule 3.14 — Litigation and Proceedings
Schedule 3.15(b) — Employee Plans
Schedule 3.15(c) — Pension Plans
Schedule 3.16 — Labor Relations
Schedule 3.17 — Legal Compliance
Schedule 3.18 — Environmental Matters
Schedule 3.19 — Tax Matters
Schedule 3.20 — Governmental Authorities; Consents
Schedule 3.21 — Licenses, Permits, and Authorizations
Schedule 3.22 — Insurance
Schedule 3.24 — Customers and Suppliers
Schedule 3.26 — Certain Business Relationships
Schedule 4.3 — Exceptions to Acquiror No Conflict Representation
Schedule 4.5 — Governmental Authorities; Consents (Acquiror)
Schedule 4.7 — Brokers’ Fees
Schedule 5.7 — Affiliate Transactions
Schedule 6.4(a) — Relizon Guarantees
Schedule 6.4(b) — Replaced Letter of Credit
Schedule 7.6 – Certain Employment Agreements
Schedule 7.9 – Shared Agreements
Schedule 9.2(j) — Copies of Notices and Consents
Schedule 12.2 – Indemnified Consents

Annexes

Annex A — Certificate of Merger
Annex B — Form of Letter of Transmittal
Annex C — Contribution and Transfer Agreement
Annex D – Form of Escrow Agreement
Annex E — Holder Acknowledgement
Annex F – Form of Transition Services Agreement
Annex G — Form of Sourcing Agreement (No. 1)
Annex H — Form of Sourcing Agreement (No. 2)
Annex I — Form of Software License and Purchase Agreement
Annex J — Form of Employee Lease Agreement

v

AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this “Agreement”), dated as of October 8, 2004, is entered into by and among ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation (“Acquiror”), EVEREST NIVOLE, INC., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), THE RELIZON e-CRM COMPANY, a Delaware corporation (the “Company”), RELIZON HOLDINGS, L.L.C., a Delaware limited liability company (“Holdings”) and ALLIANCE DATA SYSTEMS CORPORATION, a Delaware corporation (“Parent”), solely in its capacity as guarantor of the obligations of Acquiror and Merger Sub pursuant to Section 13.14 hereof.

PLAN OF MERGER

     A. Parent, Acquiror, Merger Sub, Holdings and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation. This merger (the “Merger”) will be consummated in accordance with this Agreement and evidenced by a Certificate of Merger between Merger Sub and the Company in substantially the form of Annex A hereto (the “Certificate of Merger”), such Merger to be consummated as of the Effective Time of the Merger (as defined below).

     B. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger (hereinafter referred to for the periods on and after the Effective Time of the Merger as the “Surviving Corporation”), shall continue its corporate existence under the Delaware General Corporation Law (the “DGCL”) as a wholly-owned subsidiary of Acquiror.

     C. On and after the Effective Time of the Merger, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all chooses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

     D. Immediately prior to the Effective Time of the Merger, the Company shall (i) transfer to The Relizon Company, a Delaware corporation (collectively with its subsidiaries, “Relizon”), certain assets and liabilities relating to the operation of the billing solutions business of the Company and its Subsidiaries (such business, the “Excluded Business”), (ii) transfer the employment of all of the employees listed on Schedule A attached hereto (the “Excluded Employees”) to Relizon, (iii) assign all of the Contracts included in the Excluded Assets (the “Excluded Contracts”) to Relizon, and (iv) transfer all of the licenses, franchises and other permits included in the Excluded Assets (the “Excluded Permits”) (to the extent transferable) to Relizon, pursuant to the Contribution and Transfer Agreement in the form attached hereto as Annex C (the “Contribution and Transfer Agreement”), it being the intention of the parties hereto that the Excluded Business, the Excluded Assets, the Excluded Liabilities, the Excluded Employees, the Excluded Contracts and the Excluded Permits be excluded from the transactions contemplated hereby.

     E. At the Effective Time of the Merger, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of the Company, until thereafter amended as provided therein and under the DGCL, and the directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the Effective Time of the Merger.

     F. The stockholders of the Company holding a number of shares of Company Common Stock entitling the holders thereof to cast votes in excess of that number of votes necessary for the adoption and approval of this Agreement have approved this Agreement, the Merger and the other transactions contemplated hereby, acting by written consent pursuant to Section 228 of the DGCL.

     G. For certain limited purposes, and subject to the terms set forth herein, Holdings shall serve as a representative of the holders of Company Common Stock and Options.

     H. The parties hereto intend that the Merger be treated as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code.

     I. Certain capitalized terms used herein have the meanings ascribed to such terms in Article I hereof.

AGREEMENT

     In order to consummate the Merger, and in consideration of the mutual agreements hereinafter contained, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

     As used herein, the following terms shall have the following meanings:

“2004 Annual Bonuses” has the meaning specified in Section 6.3(f).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Cure Period” has the meaning specified in Section 10.1(c).

“Acquiror Indemnified Parties” has the meaning specified in Section 12.2(a).

“Acquiror Transaction Documents” has the meaning specified in Section 4.2.

“Action” means any claim, action, suit, audit, assessment, appeal, mediation, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adjustment Amount” has the meaning specified in Section 2.5(c).

“Affected Employees” means all employees (other than Excluded Employees) of the Company and its Subsidiaries as of the Closing Date, including any employee who is or may be eligible for short-term disability or long-term disability benefits as of the Closing Date.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Fully-Diluted Common Shares” has the meaning specified in Section 2.1(d).

“Aggregate Option Exercise Price” has the meaning specified in Section 2.1(d).

“Agreement” has the meaning specified in the Preamble hereto.

“Antitrust Authorities” means the Antitrust Division of the United Stated Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Applicable Percentage” means with respect to any Escrow Participating Holder, a ratio equal to the number of Common Shares held by such Escrow Participating Holder (including any shares of Company Common Stock issuable to such holder upon exercise of any Options held by such Escrow Participating Holder) divided by the number of Common Shares held by all Escrow Participating Holders (including any shares of Company Common Stock issuable to such holders upon exercise of all outstanding Options held by such Escrow Participating Holders), expressed as a percentage.

“Audited Financial Statements” has the meaning specified in Section 3.7.

“Auditor” has the meaning specified in Section 2.5(b).

“Basket Amount” has the meaning specified in Section 12.4(b).

“Benefit Arrangement” has the meaning specified in Section 3.15(a)(i).

“Bonus Side Letter” has the meaning specified in Section 5.9.

“Business Day” means any day other than Saturday, Sunday or a day on which banks in New York City are required to be closed.

“Carlyle” has the meaning specified in Section 5.8(a).

“Cash Per Fully-Diluted Common Share” has the meaning specified in Section 2.1(d).

“Certificate of Merger” has the meaning specified in the Section entitled “Plan of Merger.”

“Certificates” has the meaning specified in Section 2.2(b).

“Closing” has the meaning specified in Section 8.2.

“Closing Balance Sheet” has the meaning specified in Section 2.5(a).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash and Cash Equivalents” has the meaning specified in Section 2.5(a).

“Closing Date Funded Debt” has the meaning specified in Section 2.5(a).

“Closing Date Net Working Capital” has the meaning specified in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning specified in Section 2.1(a).

“Company” has the meaning specified in the Preamble hereto.

“Company Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Material Adverse Effect” means any material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

“Company Transaction Documents” has the meaning specified in Section 3.5(a).

“Confidentiality Agreement” has the meaning specified in Section 13.8.

“Constituent Corporations” has the meaning specified in the Section entitled “Plan of Merger.”

“Contracts” means any contracts, agreements, subcontracts, leases, and purchase orders.

“Contribution and Transfer Agreement” has the meaning specified in the Section entitled “Plan of Merger.”

“Controlled Group Member” has the meaning specified in Section 3.15(a)(ii).

“Damages” means all losses (including diminution in value), damages and other costs and expenses of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims, including costs (including reasonable fees and expenses of attorneys, other professional advisors and expert witnesses and the allocable portion of the relevant person’s internal costs) of investigation, preparation and litigation in connection with any Action or threatened Action.

“DGCL” has the meaning specified in the Section entitled “Plan of Merger.”

“Determination Date” has the meaning specified in Section 2.5(b).

“Disclosing Party” has the meaning specified in Section 7.1(b).

“Dissenting Common Stockholders” has the meaning specified in Section 2.1(a).

“Effective Time of the Merger” has the meaning specified in Section 2.3.

“Employee Lease Agreement” has the meaning specified in Section 6.3(d).

“Employee Lease Period” has the meaning specified in Section 6.3(c).

“Employee Options” has the meaning specified in Section 2.2(b).

“Employee Plans” has the meaning specified in Section 3.15(a)(iii).

“Employee Transfer Time” has the meaning specified in Section 6.3(c).

“Environmental Laws” means all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, or regulations relating to pollution or protection of the environment and health and human safety, as in effect as of the date hereof (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended, and the California Hazardous Waste Control Act, as amended).

“ERISA” has the meaning specified in Section 3.15(a)(iv).

“Escrow Agent” has the meaning specified in Section 2.5(d).

“Escrow Agreement” has the meaning specified in Section 2.5(d).

“Escrow Amount” has the meaning specified in Section 2.5(e).

“Escrow Participating Holders” has the meaning specified in Section 2.5(d).

“Estimated Adjustment Amount” has the meaning specified in Section 2.4(b).

“Estimated Cash and Cash Equivalents” has the meaning specified in Section 2.1(c).

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.4(a).

“Estimated Funded Debt” has the meaning specified in Section 2.1(c).

“Evaluation Materials” means this Agreement (together with the Schedules and Annexes hereto) and, as to any party hereto, means all other non-public information furnished to such party by the other parties hereto in connection with the transactions contemplated hereby relating to the disclosing party or the disclosing party’s Affiliates, whether furnished orally or in writing or gathered by inspection, together with analyses, compilations, studies or other documents prepared by any party, or by such party’s agents, representatives (including attorneys, accountants and financial advisors) or employees, which contain or otherwise reflect such information, provided that the term Evaluation Materials shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure in violation of the terms hereof or the Confidentiality Agreement, (ii) was or becomes available to a party hereto on a non-confidential basis from a source other than any other party hereto or their representatives and affiliates, provided that such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation to any party hereto or any of their respective representatives, or (iii) has been or is independently developed by the party to which such information was furnished and not derived from the Evaluation Materials.

“Exchange Agent” has the meaning specified in Section 2.2(a).

“Excluded Assets” has the meaning specified in the Contribution and Transfer Agreement.

“Excluded Business” has the meaning specified in the Section entitled “Plan of Merger.”

“Excluded Business Transfer” has the meaning specified in Section 5.5.

“Excluded Contracts” has the meaning specified in the Section entitled “Plan of Merger.”

“Excluded Employees” has the meaning specified in the Section entitled “Plan of Merger.”

“Excluded Contracts” has the meaning specified in the Section entitled “Plan of Merger.”

“Excluded Liabilities” has the meaning specified in the Contribution and Transfer Agreement.

“Financial Statements” has the meaning specified in Section 3.7.

“Funded Debt” of any Person, means all obligations of such Person for borrowed money and any accrued and unpaid interest thereon, including any obligations to Affiliates of such Person for borrowed money and any accrued and unpaid interest thereon; provided, however, that Funded Debt of the Company and its Subsidiaries shall not include (i) any liabilities or obligations under the capitalized lease described on Schedule 1.1 and (ii) any indebtedness of the Company to any of its Subsidiaries or any indebtedness of any Subsidiary of the Company to the Company or any other Subsidiary of the Company. For avoidance of doubt, Funded Debt of the Company and its Subsidiaries as of the Closing Date shall include any Relizon Debt outstanding on the Closing Date.

“Funding Amount” has the meaning specified in Section 2.2(a).

“GAAP” has the meaning specified in Section 2.5(a).

“Governmental Authority” means any Federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Governmental Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Merger Consideration” has the meaning specified in Section 2.1(c).

“Guaranteed Obligations” has the meaning specified in Section 13.14.

“Holder Acknowledgment” means an agreement or certificate signed by a holder of Options acknowledging cancellation of all options to purchase Common Shares held by such holder in a form attached as Annex E hereto.

“Holder Allocable Expenses” has the meaning specified in Section 2.6.

“Holder Representative” has the meaning specified in Section 11.1.

“Holdings” has the meaning specified in the Preamble hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnification Claim” has the meaning specified in Section 12.3.

“Indemnification Escrow Amount” has the meaning specified in Section 2.5(e).

“Indemnified Party” has the meaning specified in Section 12.3.

“Indemnitor” has the meaning specified in Section 12.3.

“Intellectual Property” means any patent, trademark, service mark, trade name, copyright, mask work, invention, know how, trade secret or similar proprietary intellectual property right (including any registrations or applications for registration of any of the foregoing).

“Interim Financial Statements” has the meaning specified in Section 3.7.

“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of ninety (90) days or less, without cost or penalty and provides for annual rental payments in excess of $150,000, excluding leased real property included within the Excluded Assets.

“Letter of Transmittal” has the meaning specified in Section 2.2(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Majority Holders” has the meaning specified in Section 11.1.

“Maximum Amount” has the meaning specified in Section 6.2(b).

“Merger” has the meaning specified in the Section entitled “Plan of Merger.”

“Merger Consideration” has the meaning specified in Section 2.1(c).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 3.15(a)(v).

“Net Working Capital” has the meaning specified in Section 2.5(a).

“Options” has the meaning specified in Section 2.1(a).

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, excluding real property included within the Excluded Assets.

“Parent” has the meaning specified in the Preamble hereto.

“PBGC” has the meaning specified in Section 3.15(a)(vi).

“Pension Plan” has the meaning specified in Section 3.15(a)(vii).

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under capital lease agreements, (iv) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) Liens securing the Company’s and its Subsidiaries’ obligations under its senior secured credit facility, (vi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and (vii) Liens described on Schedule 1.1).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Pre-Closing Tax Return” has the meaning specified in Section 7.5(c).

“Privacy Laws” means the Gramm-Leach-Bliley Act of 1999, the Health Insurance Portability and Accountability Act of 1996, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 and other applicable federal and state statutes and regulations governing the maintenance, security and use of information containing consumer personal private information.

“Relizon” has the meaning specified in Section entitled “Plan of Merger.”

“Relizon Debt” means any Funded Debt owed or owing by the Company or any of its Subsidiaries to Relizon or any of its Subsidiaries.

“Relizon Pension Plans” shall mean The Relizon Company Retirement Plan, effective, as amended, January 1, 2001 and frozen effective June 20, 2002, and The Relizon Company 401(k) Savings Plan, effective as of August 1, 2000, as amended through February 11, 2004.

“Relizon Plans” shall mean all Employee Plans maintained or sponsored by Relizon in which the Company or any Company Subsidiary was a participating employer or sponsor, or which otherwise covered current or former employees of the Company or any Company Subsidiary prior to the Closing Date.

“Relizon Trade Payables” means any accounts payable or other amounts payable (other than obligations in respect of Relizon Debt) owed or owing by the Company or any of its Subsidiaries to Relizon or any of its Subsidiaries in respect of goods, services or products provided by Relizon or one of its Subsidiaries to the Company or one of its Subsidiaries on or before the Closing Date.

“Relizon Trade Receivables” means any accounts receivable or other amounts due or owing by Relizon or any of its Subsidiaries to the Company or any of its Subsidiaries in respect of goods, services or products provided by the Company or one of its Subsidiaries to Relizon or one of its Subsidiaries on or before the Closing Date.

“Relizon Welfare Plans” shall mean the following Relizon Plans: (i) Relizon Choice Benefit Plan, effective, as amended, January 1, 2001; (ii) Relizon Section 125 Flexible Benefits Plan including the Relizon Choice Flexible Spending Accounts Plan (Health and Dependent Care), effective, as amended January 1, 2001; (iii) Relizon Group Term Life Insurance Plan, effective, as amended, January 1, 2001; (iv) The Relizon Company Group Disability Plan, effective as amended, January 1, 2001; and (v) Relizon Choice Benefit Plan Employee Assistance Program (EAP) Benefits.

“Replaced Letter of Credit” has the meaning specified in Section 6.4(b).

“Representation and Warranty Policy” has the meaning specified in Section 7.8.

“Seller Indemnified Parties” has the meaning specified in Section 12.2(b).

“Seller Parties” has the meaning specified in Section 5.8.

“Seller’s Tax Contest” has the meaning specified in Section 7.5(f).

“Severance and Non-Compete Agreements” has the meaning specified in Section 7.6.

“Shared Agreements” has the meaning specified in Section 7.9.

“Shared Company Agreements” has the meaning specified in Section 7.9.

“Shared Relizon Agreements” has the meaning specified in Section 7.9.

“Sourcing Agreements” has the meaning specified in Section 7.7.

“Straddle Period” has the meaning specified in Section 7.5(c).

“Subsidiary” means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in the Section entitled “Plan of Merger.”

“Tax” or “Taxes” means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto, (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group and (iii) all liability for the payment of sales tax as a result of the failure to collect and remit sales tax in accordance with applicable sales tax requirements.

“Tax Action” has the meaning specified in Section 7.5(f).

“Tax Returns” means any report, return, statement or declaration required to be supplied to a taxing or other Governmental Authority in connection with Taxes.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

“Termination Date” has the meaning specified in Section 10.1(b).

“Transactions” has the meaning specified in Section 7.5(e).

“Transferred Employees” has the meaning specified in Section 6.3(c).

“Transition Services Agreement” has the meaning specified in Section 7.5(a).

“WARN” has the meaning specified in Section 3.15(a)(viii).

“Welfare Plan” has the meaning specified in Section 3.15(a)(ix).

“Working Capital Escrow Amount” has the meaning specified in Section 2.5(d).

     As used herein, the phrase “to the knowledge” of any Person as of any date shall mean the actual knowledge of a Person’s officers and other personnel designated herein as of such date. For the purposes of defining such phrase, (i) the Company’s officers and other personnel are Mike Iaccarino, Bryan Kennedy, David McRae, Billy Sewell, Thomas Gaffny, Chris Harrison, Bob Fabrizio, Paul Dundon, Donna Gerolamo, Steve Trevor, Kelly Henrici, Sarah Burton, Nate Milliken, Sherry Jacques, Tom Ording and Sharyl Gardner and (ii) Acquiror’s officers and other personnel are Denise Parent, Michael Kline and Jeanette Fitzgerald.

ARTICLE II.

THE MERGER

     Section 2.1 Conversion of Common Shares and Options.

          (a) At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder of Company Common Stock, (i) each share (a “Common Share”) of Company Common Stock that is then issued and outstanding (other than shares of Company Common Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger, and other than shares of Company Common Stock held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock (“Dissenting Common Stockholders”), which shares of Dissenting Common Stockholders will not constitute “Common Shares” hereunder) and (ii) each unexercised and outstanding option to purchase Common Shares (whether or not vested) that is then outstanding as of immediately prior to the Effective Time of the Merger (such options collectively being referred to as the “Options”), shall thereupon be converted into and become the right to receive the applicable portion of the Merger Consideration, without interest, as determined pursuant to Section 2.1(d).

          (b) At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (c) Subject to the adjustments set forth in Sections 2.4 and 2.5, the “Merger Consideration” shall consist of Three Hundred Ten Million Dollars ($310,000,000) (the “Gross Merger Consideration”) in cash, less (i) the Estimated Funded Debt (as defined below), plus (ii) the Estimated Cash and Cash Equivalents (as defined below), less (iii) the amount of Holder Allocable Expenses paid by Acquiror to Holdings at Closing in accordance with Section 2.6. Within ten (10) Business Days of the Closing Date, and in no event less than two (2) Business Days before the Closing Date, the Company shall deliver to Acquiror a written notice setting forth (A) the Company’s estimate of the aggregate amount of the Funded Debt of the Company and its Subsidiaries, if any, that remains unpaid as of the Closing (the “Estimated Funded Debt”) and (B) the Company’s estimate of the amount of cash and cash equivalents of the Company and its Subsidiaries as of the Closing (the “Estimated Cash and Cash Equivalents”).

          (d) The Merger Consideration shall be allocated among the holders of the Common Shares and the Options as set forth below in this Section 2.1(d). Each holder of Common Shares shall be entitled to receive a portion of the Merger Consideration equal to (x) the Cash Per Fully-Diluted Common Share (as defined below), multiplied by (y) the number of Common Shares held by such holder as of the Effective Time of the Merger (but not including any Common Shares issuable upon the exercise of any Options held by such holder at the Effective Time of the Merger). Each holder of Options shall be entitled to receive a portion of the Merger Consideration equal to (i) the Cash Per Fully-Diluted Common

Share, multiplied by the aggregate number of Common Shares issuable upon exercise in full of all Options held by such holder as of the Effective Time of the Merger, minus (ii) the aggregate cash exercise price payable upon exercise of all Options held by such holder. For purposes of the foregoing, the “Cash Per Fully-Diluted Common Share” shall mean (1) the sum of (A) the Merger Consideration, plus (B) the Aggregate Option Exercise Price (defined below), divided by (2) the Aggregate Fully-Diluted Common Shares. The “Aggregate Fully-Diluted Common Shares” shall be (i) the sum of the Common Shares held by all holders immediately prior to the Effective Time of the Merger, plus (ii) the aggregate number of Common Shares issuable upon the exercise in full of all Options held by all holders immediately prior to the Effective Time of the Merger, plus (iii) the aggregate number of shares of Company Common Stock held by Dissenting Common Stockholders. The “Aggregate Option Exercise Price” shall mean the sum of the cash exercise prices that would be payable upon exercise in full of all Options held by all holders of Options immediately prior to the Effective Time of the Merger.

     Section 2.2 Payment and Exchange of Certificates.

          (a) Immediately prior to the Effective Time of the Merger, Acquiror will pay to an exchange agent (the “Exchange Agent”) selected by the Company and reasonably acceptable to Acquiror, by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to (i) the Merger Consideration, as adjusted by the Estimated Adjustment Amount in accordance with Section 2.4, minus (ii) the product of (x) the number of shares of Company Common Stock held by all Dissenting Common Stockholders and (y) the Cash Per Fully-Diluted Common Share (determined after giving effect to the adjustments to the Merger Consideration provided for in Section 2.4 but before giving effect to the adjustments provided for in Section 2.5). Upon (1) payment by Acquiror to the Exchange Agent of the Funding Amount and (2) payment by Acquiror to Holdings of the estimated Holder Allocable Expenses pursuant to Section 2.6, Acquiror shall be deemed to have satisfied its obligations to make payments in respect of the Merger Consideration other than (A) Acquiror’s obligation to make payments required by Section 2.5 and (B) the obligation of Acquiror or the Surviving Corporation to make payments to Dissenting Common Stockholders, if any, following the Effective Time of the Merger.

          (b) As soon as reasonably practicable after the Effective Time of the Merger but in any event not later than three Business Days thereafter, the Exchange Agent shall mail to (i) each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding Common Shares (the “Certificates”) and (ii) each holder of Options, in each case whose Common Shares and/or Options, as applicable, were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal in the form attached hereto as Annex B (the “Letter of Transmittal”) and (B) instructions for use in surrendering the Certificates (or, in the case of a holder of Options, a Holder Acknowledgement) in exchange for the Merger Consideration. After the Effective Time of the Merger, each holder of any Certificates and/or Options, upon surrender of such Certificates together with a duly executed Letter of Transmittal to the Exchange Agent (or, in the case of a holder of Options, upon delivery of a Holder Acknowledgment to the Exchange Agent), shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 2.5) such portion of the Merger Consideration into which such holder’s Common Shares and/or Options shall have been converted as a result of the Merger; provided, however, that any payment with respect to Options held by employees of the Company or its Affiliates (“Employee Options”) shall be reduced by the amount of any taxes required to be withheld under applicable law with respect to such payments and amounts so withheld shall be paid by the Exchange Agent to the Company for disbursement to the applicable taxing authority; and provided, further, (x) a portion of the Merger Consideration otherwise payable to each holder of Common Shares and/or Options equal to the Working Capital Escrow Amount multiplied by such holder’s Applicable Percentage shall be held in escrow in accordance with Section 2.5(d) and the Escrow Agreement and (y) a portion of the Merger Consideration otherwise payable to holders of Common Shares and Options equal to the Indemnification Escrow Amount shall be held in escrow in accordance with Section 2.5(e) and the Escrow Agreement. Notwithstanding the forgoing, in the event that any holder of Common Shares or Options delivers the Certificates representing such Common Shares (together with a duly executed Letter of Transmittal) and/or a Holder Acknowledgement with respect to such Options to Acquiror at the Closing, Acquiror shall pay the amount which such holder is entitled in consideration therefor directly to such holder at the Closing by wire transfer of immediately available funds (pursuant to written wire transfer instructions delivered by such holder to Acquiror not fewer than three (3) Business Days prior to the Closing Date) and the Funding Amount payable to the Exchange Agent shall be reduced by such amounts (subject, in the case of any Employee Options to withholding for taxes, which amounts shall be paid to the Company for disbursement to the applicable taxing authority, and reduction for any amounts required to be placed in escrow in accordance with Sections 2.5(d) and 2.5(e)). Pending such surrender and exchange (or, in the case of a holder of Options, upon such delivery of a Holder Acknowledgment), a holder’s Certificates and/or Options shall be deemed for all purposes to evidence only the right to receive such holder’s portion of the Merger Consideration into which such Common Shares and/or Options shall have been converted by the Merger. Subject to Section 2.2(f), under no circumstances will the holder of any Certificates and/or Options be entitled to receive any portion of the Merger Consideration until such holder has surrendered such Certificates (together with a duly executed Letter of Transmittal) and/or Holder Acknowledgement, as applicable, in accordance with the procedures set forth in this Article II. No dividend or other distributions with respect to any common stock of the Surviving Corporation with a record date after the Effective Time of the Merger shall be paid with respect to any unsurrendered Certificate, and no holder of any unsurrendered Certificate or Options shall be entitled to any interest with respect to any portion of the Merger Consideration.

          (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates or delivery of a Holder Acknowledgment in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or subject to such Options (other than the rights of such holders of Common Shares and Options to receive distributions of the Escrow Amount as provided in this Agreement and the Escrow Agreement), and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates or Options are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by applicable law.

          (d) Undistributed Funding Amount. Any portion of the Funding Amount which remains undistributed to the holders of the Certificates or Options for six (6) months after the Effective Time of the Merger shall be delivered to Acquiror, upon demand, and any holders of the Certificates or Options who have not theretofore complied with this Article II shall thereafter look only to Acquiror for payment of their claim for the Merger Consideration.

          (e) No Liability. None of Acquiror, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock, any dividends or distributions with respect thereto or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) Lost Certificate. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect thereto pursuant to this Agreement.

     Section 2.3 Effective Time of Merger; Closing Date. As soon as practicable following the satisfaction (or, to the extent permitted, the waiver) of all conditions to the Merger set forth in this Agreement, and provided that this Agreement has not been terminated pursuant to the provisions hereof, Merger Sub and the Company shall cause the Certificate of Merger to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. For purposes of this Agreement, the “Effective Time of the Merger” shall mean the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of State of Delaware and has become effective in accordance with the DGCL; and the term “Closing Date” shall mean the date on which the Effective Time of the Merger occurs.

     Section 2.4 Estimated Net Working Capital Adjustment.

          (a) Within ten (10) Business Days of the Closing Date, and in no event less than two (2) Business Days before the Closing Date, the Company shall deliver to Acquiror an estimate of the Net Working Capital (as defined below) of the Company and its Subsidiaries as of the Closing Date (the “Estimated Closing Date Net Working Capital”).

          (b) The “Estimated Adjustment Amount,” which may be positive or negative, shall mean (i) the Estimated Closing Date Net Working Capital, minus (ii) $2,000,000. If the Estimated Adjustment Amount is a positive number, then the Merger Consideration will be increased by the Estimated Adjustment Amount, and if the Estimated Adjustment Amount is a negative number, the Merger Consideration will be decreased by the absolute value of the Estimated Adjustment Amount.

     Section 2.5 Adjustment Amount.

          (a) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Acquiror shall prepare and deliver to Holdings (i) a consolidated balance sheet of the Company and its Subsidiaries as of the Closing (the “Closing Balance Sheet”) and (ii) a calculation of (A) the Net Working Capital of the Company and its Subsidiaries as set forth on the Closing Balance Sheet (“Closing Date Net Working Capital”) and (B) the aggregate amount of the Funded Debt of the Company and its Subsidiaries, if any, that remains unpaid as of the Closing as reflected on the Closing Balance Sheet (the “Closing Date Funded Debt”) and (iii) the amount of cash and cash equivalents of the Company and its Subsidiaries as of the Closing as reflected on the Closing Balance Sheet (the “Closing Date Cash and Cash Equivalents”). The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistent with the preparation of the Audited Financial Statements. The Closing Balance Sheet shall be prepared using the same accounting practices, policies and methodologies used in the preparation of the Audited Financial Statements. For the purpose of determining the Closing Date Net Working Capital, the consolidated current assets and current liabilities of the Company and its Subsidiaries shall reflect the value of all tax deductions and other tax benefits resulting from the transactions contemplated hereby (including, without limitation, tax deductions and other tax benefits arising in connection with (A) the vesting, conversion, cancellation and/or exercise of all options to purchase Common Shares (whether or not vested) pursuant to the terms hereof or in connection with the transactions contemplated hereby, (B) any bonuses paid or payable by the Company or its Subsidiaries as a result of the consummation of the transactions contemplated hereby or (C) any fees and expenses that are deductible by the Company or any of its Subsidiaries for income tax purposes and that are payable by the Company or its Subsidiaries in connection with or related to the transactions contemplated hereby (for purposes of this Section 2.5, the parties agree that the fees payable to CIBC World Markets Corp. or its Affiliates and Carlyle or its Affiliates in connection with or related to the transactions contemplated hereby shall not be tax affected)), and the value of such deductions shall be deemed to equal (x) the aggregate amount of such deductions, multiplied by (y) 40%. “Net Working Capital” as of any date shall mean (1) the current assets (including any Relizon Trade Receivables outstanding as of the Closing Date) of the Company and its Subsidiaries as of such date (excluding cash and cash equivalents and the current assets included in the Excluded Assets), minus (2) the consolidated current liabilities (including any Relizon Trade Payables outstanding as of the Closing Date) of the Company and its Subsidiaries as of such date (excluding (x) the current portion of Funded Debt, (y) any obligations in respect of the capitalized lease listed on Schedule 1.1 and (z) the current liabilities included in the Excluded Liabilities). For avoidance of doubt, the Net Working Capital shall not include or reflect any Excluded Assets, any Excluded Liabilities or any liabilities or obligations assumed by Relizon pursuant to Section 6.3.

          (b) If Holdings shall disagree with the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt and the Closing Date Cash and Cash Equivalents, it shall notify Acquiror of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet. In the event that Holdings does not provide such a notice of disagreement within such thirty (30) day period, Holdings shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt and the Closing Date Cash and Cash Equivalents delivered by Acquiror, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Acquiror and Holdings shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt and the Closing Date Cash and Cash Equivalents. If, at the end of such period, they are unable to resolve such disagreements, then KPMG LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Acquiror and Holdings) (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 2.5(a) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Date Net Working Capital, the Closing Date Funded Debt and the Closing Date Cash and Cash Equivalents requires adjustment. The fees and expenses of the Auditor shall be paid one-half by Acquiror and one-half by Holdings as a Holder Allocable Expense pursuant to Section 2.6. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which the Closing Date Net Working Capital, the Closing Date Funded Debt and the Closing Date Cash and Cash Equivalents is finally determined in accordance with this Section 2.5(b) is hereinafter referred as to the “Determination Date.”

          (c) The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Net Working Capital minus the Estimated Closing Date Net Working Capital, plus (ii) the Estimated Funded Debt minus the Closing Date Funded Debt, plus (iii) the Closing Date Cash and Cash Equivalents minus the Estimated Cash and Cash Equivalents. If the Adjustment Amount is a positive number, then the Merger Consideration will be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Merger Consideration will be decreased by the absolute value of the Adjustment Amount.

          (d) Working Capital Escrow. Notwithstanding the foregoing provisions of this Article II, on the Closing Date, Two Million Dollars ($2,000,000) of the Merger Consideration (the “Working Capital Escrow Amount”) otherwise payable to the holders of Common Shares and Options listed on Schedule 2.5 (the “Escrow Participating Holders”) shall be paid by Acquiror to Deutsche Bank AG, as escrow agent of the parties hereto (the “Escrow Agent”) to be held in escrow pending determination of the Adjustment Amount. The Working Capital Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of an escrow agreement in the form attached hereto as Annex D hereto (the “Escrow Agreement”). Upon final determination of the Adjustment

Amount in accordance with Section 2.5(b) hereof, each of Acquiror and Holdings shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Working Capital Escrow Amount as set forth in this Section 2.5(d). If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (i) the Escrow Agent shall pay to the Escrow Participating Holders (pro rata, in accordance with their respective Applicable Percentages) the Working Capital Escrow Amount, together with all interest earned thereon, and (ii) Acquiror shall pay to the Escrow Participating Holders (pro rata, in accordance with their respective Applicable Percentages) the Adjustment Amount, as finally determined, together with interest thereon from the Closing Date to the date of payment at the rate of interest published in the “Money Rates” column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date. If the Adjustment Amount is a negative number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (A) the Escrow Agent shall pay to Acquiror out of the Working Capital Escrow Amount an amount equal to the absolute value of the Adjustment Amount, together with all interest earned on the absolute value of the Adjustment Amount, and (B) if the absolute value of the Adjustment Amount is less than the Working Capital Escrow Amount, the Escrow Agent shall pay to the Escrow Participating Holders (pro rata, in accordance with their respective Applicable Percentages) the balance of the Working Capital Escrow Amount, together with any interest earned thereon. In no event shall Holdings or any holder of Common Shares and/or Options have any liability under this Section 2.5 in excess of such holders’ allocable share of the Working Capital Escrow Amount. Notwithstanding the foregoing, any distributions to the holders of Options pursuant to this Section 2.5(d) shall be net of the amount of any taxes required to be withheld from such distributions under applicable law, and the amounts so withheld shall be paid over to the Company for payment by the Company to the applicable Governmental Authority as required by law. In no event shall Acquiror be entitled to payment pursuant to this Section 2.5(d) of any amount in excess of the Working Capital Escrow Amount, plus all interest earned thereon.

          (e) Indemnification Escrow. Notwithstanding the foregoing provisions of this Article II, on the Closing Date, Ten Million Dollars ($10,000,000) of the Merger Consideration (the “Indemnification Escrow Amount” and, together with the Working Capital Escrow Amount, the “Escrow Amount”) otherwise payable to the Escrow Participating Holders shall be paid by Acquiror to the Escrow Agent to be held in escrow to serve as the sole source of payment of claims for indemnification pursuant to Section 12.2(a). The Indemnification Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of the Escrow Agreement, which shall specify that the funds held therein (if any) shall be released to the Escrow Participating Holders on the first Business Day following the date that is eighteen (18) months after the Closing Date; provided, however, that if any claim by an Indemnified Party for reimbursement pursuant to Article XII shall have been asserted pursuant to this Agreement and at that time remain pending, the funds on deposit released to Escrow Participating Holders shall be the amount of funds then on deposit minus the aggregate amount of claims that have been so asserted and remain pending.

     Section 2.6 Holder Allocable Expenses. On or prior to the Closing Date, Holdings will provide to Acquiror an estimate (which estimate shall include such reserves as Holdings determines in good faith to be appropriate for any Holder Allocable Expenses that are not then known or determinable) of the following fees and expenses that may be incurred by Holdings on behalf of the Company and the holders of the Common Shares and/or Options in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby: (a) the fees and disbursements of special outside counsel to the Company and/or Holdings incurred in connection with the transactions contemplated hereby, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company and/or Holdings in connection with the Merger, (c) if necessary, one-half of the fees and expenses of the Auditor and (d) the expenses of Holdings incurred in its capacity as Holder Representative (the “Holder Allocable Expenses”). On the Closing Date, Acquiror shall pay to Holdings cash in the amount of such estimated Holder Allocable Expenses and Holdings shall use such cash to pay the Holder Allocable Expenses. In no event will Holdings (or, following the Effective Time of the Merger, the Surviving Corporation and its Affiliates) be responsible for payment of Holder Allocable Expenses in excess of the cash amounts paid to Holdings by Acquiror under this Section 2.6.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Acquiror and Merger Sub as of the date of this Agreement as follows:

     Section 3.1 Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not be reasonably expected to have either (i) a material adverse effect on the ability of the Company to enter into this Agreement or consummate the transactions contemplated hereby or (ii) a Company Material Adverse Effect.

     Section 3.2 Subsidiaries. The Subsidiaries of the Company are set forth on Schedule 3.2 attached hereto. The Subsidiaries have been duly incorporated, formed or organized and are validly existing in good standing under the laws of their state of incorporation, formation or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted. The Company has previously provided to Acquiror copies of the organizational documents of its Subsidiaries. Such copies are true, correct and complete. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.3 Capitalization of the Company.

          (a) The authorized capital stock of the Company consists of 78,300,000 shares of Company Common Stock, of which 63,914,812 are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no shares of Company Common Stock held in the treasury of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote on any matter on which the stockholders of the Company may vote.

          (b) Except for the options to purchase Common Shares held by the persons set forth on Schedule 3.3, the Company has not granted any, and there are no, outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company’s capital stock, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its capital stock. There are no stock appreciation rights attached to any Options.

     Section 3.4 Capitalization of Subsidiaries. The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company or one or more of its Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock or other equity securities of or other ownership interests in the Company’s Subsidiaries free and clear of any Liens other than Permitted Liens. There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock or other equity securities of or other ownership interests in the Company’s Subsidiaries, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of such Subsidiaries’ capital stock or other equity securities or ownership interests, or any agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock or other equity securities or ownership interests.

     Section 3.5 Due Authorization.

          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement and document contemplated hereby to which the Company is or will be a party (such other agreements and documents, collectively, the “Company Transaction Documents”) and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Transaction Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company Transaction Documents, the performance by the Company of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

          (b) The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date of such vote is the only vote of the holders of any class or series of the capital stock of the Company necessary (under applicable law or otherwise) to approve this Agreement and the Merger.

     Section 3.6 No Conflict. Except as set forth in Schedule 3.6, the execution and delivery of this Agreement and the Company Transaction Documents by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby does not and will not conflict with, violate any provision of, or result in the breach of, (i) the Certificate of Incorporation, Bylaws or other organizational documents of the Company or any of its Subsidiaries or (ii) any applicable law, rule or regulation of any governmental body, or any agreement, indenture or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or of any order, judgment or decree applicable to any of them, or result in a breach or default under or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except, with respect to clause (ii), to the extent that the occurrence of any of the foregoing would not have or be reasonably expected to have either (a) a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or the Company Transaction Documents, or (b) a Company Material Adverse Effect.

     Section 3.7 Financial Statements. Attached as Schedule 3.7 hereto are (a) the audited consolidated balance sheet and statements of operations, cash flow and stockholders’ equity of the Company and its consolidated Subsidiaries (excluding the Excluded Business) as of, and for the period ended, December 31, 2003, together with the auditor’s report thereon (the “Audited Financial Statements”), (b) an unaudited consolidated balance sheet and statements of operations, cash flow and stockholders’ equity of the Company and its consolidated Subsidiaries (excluding the Excluded Business) as of, and for the period ended, June 30, 2004 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements has been prepared based on the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes or the audit opinion related thereto), and presents fairly, in all material respects, the consolidated financial position and results of operations of the Company and its consolidated Subsidiaries (other than the Excluded Business) at and as of the dates stated in such financial statements (except in the case of Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments).

     Section 3.8 Subsequent Events. Except as set forth in Schedule 3.8, since June 30, 2004 the Company and its Subsidiaries have operated in the ordinary course of business, consistent with past practice, and there has not been any Company Material Adverse Effect. Without limiting the foregoing, and except as set forth in Schedule 3.8, between June 30, 2004 and the date of this Agreement, none of the following has occurred:

          (a) neither the Company nor any of its Subsidiaries has sold, leased, transferred, or assigned any material assets other than in the ordinary course of business nor has any such entity sold assets (other than assets consisting of inventory or similar assets typically sold in the ordinary course of business of the Company and its Subsidiaries) in an amount exceeding $200,000 individually or $400,000 in the aggregate;

          (b) no Lien (other than a Permitted Lien) has been imposed upon any of the assets of the Company or any of its Subsidiaries;

          (c) neither the Company nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) outside the ordinary course of business involving more than $50,000 individually or $100,000 in the aggregate;

          (d) neither the Company nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (other than the Company or any of its Subsidiaries) involving more than $50,000 individually or outside the ordinary course of business;

          (e) neither the Company nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract either involving more than $50,000 individually or $100,000 in the aggregate;

          (f) neither the Company nor any of its Subsidiaries has delayed or postponed for more than thirty (30) days past its schedule due date the payment of accounts payable or other liabilities either involving more than $150,000 in the aggregate or outside the ordinary course of business (other than with respect to amounts disputed in good faith);

          (g) neither the Company nor any of its Subsidiaries has canceled, compromised or released any Action (or series of related Actions) either involving more than $50,000 or outside the ordinary course of business;

          (h) there has been no change made or authorized to the Certificate of Incorporation or Bylaws of the Company or to the comparable organizational documents of any of the Company’s Subsidiaries;

          (i) neither the Company nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock or other equity securities or ownership interests (other than the issuance of options to employees, officers, directors or consultants of the Company and its Subsidiaries or the issuance of shares of capital stock upon the exercise of such options);

          (j) neither the Company nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or other equity securities or ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or other equity securities or ownership interests (other than any dividend by any Subsidiary of the Company paid to the Company or another Subsidiary of the Company);

          (k) neither the Company nor any of its Subsidiaries has (i) made any loan to any director, officer or employee, or (ii) entered into any other transaction with any of its directors, officers, or employees, other than the hiring of any employees or the payment or provision of compensation or benefits in the ordinary course of business;

          (l) neither the Company nor any of its Subsidiaries has entered into any employment, collective bargaining, or similar Contract or modified the terms of any existing such Contract;

          (m) except as required by applicable law or any Employee Plan, neither the Company nor any of its Subsidiaries has committed to pay any bonus or granted any increase in the base compensation made any other change in employment terms of any director, officer or employee thereof outside the ordinary course of business;

          (n) except as required by applicable law, any Employee Plan or otherwise in the ordinary course of business, neither the Company nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Plans (as hereinafter defined)); and

          (o) neither the Company nor any of its Subsidiaries has made or pledged to make any charitable contribution either involving more than $50,000 (individually or in the aggregate) or outside the ordinary course of business.

     Section 3.9 Undisclosed Liabilities. Except as set forth on Schedule 3.9 neither the Company nor any of its Subsidiaries has any liability, whether known or unknown, absolute or contingent, accrued or unaccrued, of the type that would be required to be reflected on a balance sheet of the Company prepared as of the date hereof in accordance with GAAP, except for (a) liabilities reflected in the Interim Financial Statements or any notes thereto, (b) liabilities which have arisen after June 30, 2004 in the ordinary course of business or (c) liabilities that will be accrued or reserved for on the Closing Balance Sheet.

     Section 3.10 Contracts; No Defaults.

          (a) Schedule 3.10 contains a listing of all Contracts described in clauses (i) through (xi) below to which, as of the date hereof, the Company or any of its Subsidiaries is a party, excluding Excluded Contracts. True, correct and complete copies of Contracts referred to in clauses (i) through (xi) below have been delivered to or made available to Acquiror or its agents or representatives.

               (i) Each Contract that involves performance of services or delivery of goods and/or materials by the Company or any of its Subsidiaries of an amount or value in excess of (A) $250,000 in the case of any Contract for the provision of print production services or (B) $500,000 in the case of any Contract for the provision of data base hosting or marketing products or services;

               (ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

               (iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or its subsidiaries, in each case involving payments in excess of $100,000 in any calendar year or $500,000 in the aggregate;

               (iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involving aggregate payments in excess of $250,000 in any calendar year or $500,000 in the aggregate;

               (v) Each material licensing agreement with respect to Intellectual Property (including any third party software or software reseller license or agreement);

               (vi) Each joint venture Contract, partnership agreement, or limited liability company agreement;

               (vii) Each Contract requiring capital expenditures after the date hereof in an amount in excess of $175,000 in any calendar year;

               (viii) Each Contract containing an express obligation of the Company or any Subsidiary not to compete with any business;

               (ix) Each Contract with any stockholder of the Company or any of their Affiliates (other than the Company and its Subsidiaries);

               (x) Each Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $150,000 or providing change in control benefits (other than oral understandings or agreements with employees at will concerning compensation and benefits and which do not include change of control benefits that differ materially from those offered generally to similarly situated at will employees of the Company or its Subsidiaries); and

               (xi) Each Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to any director, officer, employee or stockholder of the Company or any of its Subsidiaries.

          (b) Except as set forth on Schedule 3.10, all the Contracts listed pursuant to Section 3.10(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Schedule 3.10, neither the Company nor any of its Subsidiaries party thereto nor any other party thereto is in breach of or default under any such Contract.

     Section 3.11 Machinery, Equipment and Other Tangible Property. Except as set forth on Schedule 3.11, the Company or its Subsidiaries own and have good title to, or a valid leasehold interest in, all material buildings, machinery, equipment, and other tangible assets (other than machinery, equipment and other tangible property included within the Excluded Assets) (a) shown on the Interim Financial Statements, or acquired after the date thereof and (b) necessary for the conduct of their business as currently conducted, in each case free and clear of all Liens other than Permitted Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Interim Financial Statements. Each such material tangible asset is in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it is currently used, except as would not be reasonably expected to have a Company Material Adverse Effect.

     Section 3.12 Intellectual Property.

          (a) Schedule 3.12(a) lists each patent, registered trademark, registered service mark or trade name, registered copyright or mask work (including any registrations or applications for registrations of any of the foregoing), excluding Intellectual Property included within the Excluded Assets, held by the Company or any of its Subsidiaries as of the date hereof.

          (b) Except as set forth on Schedule 3.12(b), to the knowledge of the Company, (i) the Company or one of its Subsidiaries has good title to each material item of Intellectual Property owned by it, free and clear of any Lien other than Permitted Liens, and (ii) the Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission all material items of Intellectual Property used in the operation of the business of the Company and any of its Subsidiaries, as presently conducted.

          (c) All material Intellectual Property required to be listed on Schedule 3.12(a) are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are, to the knowledge of the Company, valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

          (d) The Company has delivered or made available to Acquiror correct and complete copies of written documentation evidencing registration of each item of Intellectual Property required to be listed on Schedule 3.12(a). With respect to each item of Intellectual Property required to be listed on Schedule 3.12(a):

               (i) the item is not currently, and since November 2, 2001 has not been, involved in any Action opposing or seeking invalidation or cancellation of such intellectual property right and, to the knowledge of the Company, no such Action is threatened with respect to the item;

               (ii) as of the date of this Agreement, the item is not subject to any outstanding order or any Governmental Authority;

               (iii) as of the date of this Agreement, no action is pending or, to the knowledge of the Company, threatened which challenges the enforceability, use, or ownership of the item by the Company or any of its Subsidiaries; and

               (iv) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item of Intellectual Property listed on Schedule 3.12(a), except pursuant to any documents delivered or made available to Acquiror under Section 3.10(a).

          (e) Except as set forth on Schedule 3.12(e), as of the date of this Agreement, neither the Company nor any of its Subsidiaries has, since November 2, 2001, received any written notice alleging that the current conduct of the business interferes with, infringes upon or misappropriates, violates or conflicts with any other Person’s Intellectual Property (including any claim that Company or any of its Subsidiaries must license or refrain from using any other Person’s Intellectual Property). To the knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is interfering with, infringing upon or misappropriating, in each case in a material manner, any Intellectual Property rights of any other Person as a result of the operation of its businesses as currently conducted.

          (f) Except as set forth on Schedule 3.12(f), each material item of Intellectual Property that the Company owned or used immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing.

          (g) Each of the employees of the Company listed on Schedule 3.12(g) has executed a written contract with the Company that assigns to the Company all rights to any innovations, developments or works relating to the Company’s business that such employee created within the scope of his employment. The Company has not, since November 2, 2001, received written notice from any third party alleging breach or interference with an enforceable contract that restricts or limits the scope or type of work in which any employee of the Company or its Subsidiaries may be engaged or which requires the employee to transfer, assign, or disclose information concerning his or her work to any Person other than the Company.

          (h) As of the date of this Agreement, no trade secret or know how owned by the Company or any of its Subsidiaries that is material to the operation of the business of the Company or any of its Subsidiaries, as currently conducted, is or, since November 2, 2001 has been, subject to any adverse claim asserted in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, the subject of any threatened adverse claim.

     Section 3.13 Real Property. Schedule 3.13 lists (a) all Owned Real Property and (b) all Leased Real Property. Except as set forth on Schedule 3.13, the Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property, subject only to any (i) Permitted Liens, (ii) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any portion of the Owned Real Property (each of which has been disclosed on Schedule 3.13) and (iii) Liens reflected on any survey or in any title report delivered to Acquiror prior to the date of this Agreement. Except as set forth on Schedule 3.13, the Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to any (A) Permitted Liens, and (B) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any portion of the Leased Real Property (each of which has been disclosed on Schedule 3.13). There are no pending or, to the knowledge of the Company, threatened Actions relating to any Owned Real Property or Leased Real Property or other matters materially and adversely affecting the current use, occupancy or value thereof.

     Section 3.14 Litigation and Proceedings. Except as set forth on Schedule 3.14, there are no material lawsuits, Actions, material suits, material claims or other material proceedings at law or in equity or, to the knowledge of the Company, investigations, pending before or by any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Except as set forth on Schedule 3.14, there is no unsatisfied judgment, order or decree requiring payment in excess of $100,000 or any open injunction binding upon the Company or any of its Subsidiaries.

     Section 3.15 Employee Benefit Plans.

          (a) Definitions. The following terms, when used in this Section 3.15, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

               (i) Benefit Arrangement. “Benefit Arrangement” shall mean any material, written or unwritten employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which covers any current or former employee of the Company or any of its Subsidiaries and which (A) is not a Multiemployer Plan, Pension Plan or Welfare Plan, but (B) is entered into, sponsored by, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any of its Subsidiaries.

               (ii) Controlled Group Member. “Controlled Group Member” shall mean each trade or business (whether or not incorporated) which together with the Company would be treated as a “single employer” within the meaning of Code § 414(b), (c), (m), or (o), and includes all “leased employees” attributable to that single employer under Code § 414(n) or (o).

               (iii) Employee Plans. “Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

               (iv) ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

               (v) Multiemployer Plan. “Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which the Company or any of its Subsidiaries contributes to, or has an obligation to contribute to, which covers any current or former employee of the Company or any of its Subsidiaries.

               (vi) PBGC. “PBGC” shall mean the Pension Benefit Guaranty Corporation.

               (vii) Pension Plan. “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which the Company or any of its Subsidiaries sponsors, maintains, administers, contributes to, or is obligated to contribute to, which covers any current or former employee of the Company or any of its Subsidiaries.

               (viii) WARN. “WARN” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 — 2109.

               (ix) Welfare Plan. “Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA (other than a Multiemployer Plan) which the Company or any of its Subsidiaries sponsors, maintains, administers, contributes to, or is obligated to contribute to, which covers any current or former employee of the Company or any of its Subsidiaries.

          (b) Disclosure. Schedule 3.15(b) contains a complete list of each material Employee Plan in effect on the date hereof.

          (c) Representations. Except as set forth in Schedule 3.15(c), the Company represents and warrants the following:

               (i) Pension Plans. Except as would not otherwise result in material liability to the Company or its Subsidiaries:

     A. No “accumulated funding deficiency” (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither the Company nor any of its Subsidiaries has failed to pay when due any “required installment”, within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan.

     B. Each Pension Plan has either (x) received a favorable determination letter from the Internal Revenue Service regarding its tax-qualification (and no event has occurred which, since the date of such letter, would reasonably be expected to result in the revocation of such determination letter) under Section 401 of the Code, or (y) has applied, or will apply to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) during the applicable remedial amendment period.

     C. No facts or circumstances exist that would result in any material liability of the Company or any of its Subsidiaries under Section 412 of the Code or Title IV of ERISA (other than in respect of any premiums payable to the PBGC in the ordinary course of business), whether directly or through a Controlled Group Member. Neither the Company nor any of its Subsidiaries has any material liability through any Controlled Group Member pursuant to Section 4975 of the Code and Section 502(i) of ERISA.

     D. The Company or its Subsidiaries have paid all premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC from the Company or its Subsidiaries, if any, with respect to each Pension Plan for each plan year thereof for which such premiums are required. Since November 2, 2001, there has been no unreported “reportable event” (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) requiring notice to the PBGC with respect to any Pension Plan. Since November 2, 2001, neither the Company nor any of its Subsidiaries has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which the Company or any of its Subsidiaries made contributions during the six years prior to the Closing Date.

               (ii) Multiemployer Plans. Neither the Company nor any of its Subsidiaries contributes to, or is obligated to contribute to, any Multiemployer Plan.

               (iii) Welfare Plans. Each Welfare Plan is in compliance in all material respects with the requirements prescribed by ERISA and the Code and has been maintained, operated, and administered in all material respects in accordance with its terms. The Company has provided to Acquiror an accurate list of all payments made under any Welfare Plan between January 1, 2002 and the date of this Agreement to any individual in any given plan year that, in the aggregate, exceed $40,000.

               (iv) Benefit Arrangements. Each Benefit Arrangement is in compliance in all material respects with the requirements prescribed by ERISA and the Code and has been maintained, operated, and administered in all material respects in accordance with its terms.

               (v) Fiduciary Duties and Prohibited Transactions. Neither the Company nor any of its Subsidiaries has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code and that would result in material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan that would result in material liability to the Company and its Subsidiaries. The Secretary of Labor has not assessed a civil penalty under Section 502(l) of ERISA that remains unpaid.

               (vi) There is no pending or, to the knowledge of the Company, threatened assessment, complaint, claim (other than a routine claim for benefits), proceeding, audit, or, to the knowledge of the Company, investigation of any kind in or before any court, tribunal or government agency with respect to any Employee Plan that would result in material liability to the Company and its Subsidiaries.

               (vii) No Employee Plan provides benefits to current or former employees of the Company or its Subsidiaries, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, (ii) death or retirement benefits under any Employee Plan qualified under Section 401(a) of the Code, or (iii) deferred compensation benefits to the extent reflected on the books of the Company that would result in material liability to the Company and its Subsidiaries.

               (viii) There is no Employee Plan under which any individual is or will reasonably be expected to become entitled to receive severance pay or benefits solely as the result of the events contemplated by this Agreement that would result in material liability to the Company and its Subsidiaries.

               (ix) During the ninety (90) days prior to the date hereof, none of Holdings, the Company nor any Subsidiary of the Company has had a layoff of any of its employees or taken any other action which constitutes a plant closing or mass layoff under WARN. The Company and its Subsidiaries have complied in all material respects with the applicable provisions of WARN.

               (x) Holdings has delivered or made available to Acquiror copies of (A) each Employee Plan (or, in the case of any unwritten Employee Plan, a written description thereof), (B) current copies of all summary plan descriptions (and any summaries of material modifications) of each Employee Plan for which summary plan descriptions (and summaries of material modifications) are required under Title I of ERISA to be distributed to participants in such plans, (C) any other written summaries of any Employee Plan for which no summary plan descriptions are required to be distributed (if any) that have otherwise been provided to employees of the Company or any of its Subsidiaries and (D) Form 5500s for each applicable Employee Plan prepared since November 2, 2001.

     Section 3.16 Labor Relations. Except as set forth on Schedule 3.16, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been since November 2, 2001, a representation campaign respecting any of the employees of the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of Company or any of its Subsidiaries to authorize representation by any labor organization. The Contracts listed on Schedule 3.16 include all written employment or severance agreements to which, as of the date hereof, either the Company or any of its Subsidiaries is a party with respect to any current or former employee whose compensation or benefits during the fiscal year ended December 31, 2004 will exceed $150,000 or which relates to any Excluded Employee and which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty. The Company has delivered or made available to Acquiror true, correct and complete copies of each such Contract, as amended to date.

     Section 3.17 Legal Compliance. Except with respect to (i) matters set forth on Schedule 3.17, and (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.18), the Company and its Subsidiaries have complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) applicable thereto (including Privacy Laws).

     Section 3.18 Environmental Matters. Except as set forth on Schedule 3.18: (i) the Company and its Subsidiaries are in compliance with, and neither the Company nor any of its Subsidiaries has any liability under, any Environmental Law, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the Company and its Subsidiaries are not subject to any existing, pending or, to the knowledge of the Company and Holdings, threatened Actions regarding alleged violation of or liability under any Environmental Law; (iii) there have been no unauthorized releases of pollutants, contaminants, or other substance regulated under any Environmental Law by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other Person at any property owned, operated or occupied by the Company or any of its Subsidiaries in a manner that would give rise to any material liability under any Environmental Law; and (iv) the Company and its Subsidiaries have obtained all material permits and other authorizations required under Environmental Law, such permits and other authorizations are in full force and effect, and the Company and its Subsidiaries are in compliance with such permits and other authorizations in all material respects. Except as set forth on Schedule 3.18, there has been no material environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company or its Subsidiaries in relation to the current or prior business of the Company or its Subsidiaries or any property or facility currently owned or leased by the Company or any Subsidiary.

     Section 3.19 Taxes. Except as otherwise disclosed in Schedule 3.19:

          (a) Each of the Company and its Subsidiaries has timely filed all federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each of its Subsidiaries will make adequate provision (or adequate provision will be made on its behalf) on the Closing Balance Sheet for all accrued Taxes not yet due as of the Closing Date. The Company and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets, rights or properties of the Company or any of its Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or its Subsidiary is contesting in good faith through appropriate proceedings.

          (b) As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received a written notice of any pending or proposed claims, audits or proceedings with respect to such Taxes. No deficiencies have been asserted in writing against the Company or any of its Subsidiaries as a result of examinations by any state, local, federal or foreign taxing authority and neither the Company nor any of its Subsidiaries has received any written requests for information from a taxing authority with respect to any ongoing examination by any state, local, federal or foreign taxing authority. Each deficiency resulting from any audit or examination relating to Taxes of the Company or any of its Subsidiaries by any taxing authority has been paid or is being contested in good faith and in accordance with the law and an adequate reserve for any such deficiency is set forth on the balance sheets contained in the Financial Statements, determined as of the date of such Financial Statements, in accordance with GAAP (except in the case of the Interim Financial Statements for normal year-end adjustments). No unresolved written claim has been made by a taxing authority that the Company or any of its Subsidiaries is subject to tax in a jurisdiction where the Company or any of its Subsidiaries, as the case may be, does not currently file Tax Returns. Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Company or any of its Subsidiaries with respect to any period following the Closing Date. Neither the Company nor any of its Subsidiaries has granted any power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

          (c) Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any of its

Subsidiaries other than statutory extensions which result from filing Tax Returns by the extended due date. Neither the Company nor any of its Subsidiaries has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b) as modified by Rev. Proc. 2003-25.

          (d) Neither the Company nor any of its Subsidiaries is a party to any advance pricing agreement or closing agreement with any taxing authority. None of the Company or any of its Subsidiaries, on the one hand, and Holdings and its Subsidiaries (other than the Company and its Subsidiaries) on the other hand, is a party to any tax sharing agreement.

          (e) Neither the Company nor any affiliate of the Company has made with respect to the Company, any of its Subsidiaries, or any assets held by the Company or any of its Subsidiaries any consent under former Section 341 of the Code.

          (f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 (a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (g) The statutes of limitations for the federal income Tax Returns of the Company and its Subsidiaries have expired or otherwise have been closed for all taxable periods ending on or before December 31, 2000.

          (h) Neither the Company nor any of its Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by The Tax Equity and Fiscal Responsibility Act of 1982. None of the property owned by the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (i) Other than Epsilon Data Management, Inc. neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been notified in writing that it will be required to incur any liability for Taxes of any Person (other than the Company or a Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any written Tax claim that has been made by a Tax authority with respect to such other Person.

     Section 3.20 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party under any material Contract is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement, performance of its obligations hereunder or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign law, (ii) any consents under Contracts listed in Schedule 3.20 and (iii) as otherwise disclosed in Schedule 3.20.

     Section 3.21 Licenses, Permits and Authorizations. Schedule 3.21 contains a list, as of the date hereof, of all material licenses, franchises and other permits of or with any Governmental Authority which are held by the Company or any of its Subsidiaries, and excluding any Excluded Permits. All such material licenses, franchises and other permits are in full force and effect and there are no proceedings pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Such material licenses, approvals, consents, franchises and permits constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the absence of any such license, approval, consent franchise or permit would not be material to the business of the Company or its Subsidiaries, or which relate primarily to the operation of the Excluded Business.

     Section 3.22 Insurance. Schedule 3.22 contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof. True, correct and complete copies of such insurance policies have been made available to Acquiror. Such insurance policies are in full force and effect and no insurance policy of the Company or any of its Subsidiaries has been cancelled in the last twelve (12) months and, to the knowledge of the Company, as of the date of this Agreement, no such cancellation has been threatened during the last twelve (12) months. With respect to each insurance policy Contract, as of the date of this Agreement:

          (a) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the Contract is in breach (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach under the Contract; and

          (b) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the Contract has repudiated any provision thereof.

     Section 3.23 Brokers’ Fees. Except for the fees payable to CIBC World Markets Corp. or its Affiliates and Carlyle and its Affiliates (which fees shall be paid by Holdings as a Holder Allocable Expense), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or their Affiliates.

     Section 3.24 Customers and Suppliers. Schedule 3.24 lists the Company’s and its Subsidiaries’ (taken together) (a) twenty (20) largest customers in terms of sales during (i) the twelve (12) month period ended as of the date of the Audited Financial Statements and (ii) the six month period ended as of the date of the Interim Financial Statements and states the approximate aggregate total sales by the Company and its Subsidiaries to each such customer during such periods, respectively and (b) ten (10) largest suppliers during the twelve (12) month period ended as of the date of the Audited Financial Statements and the six (6) month period ended as of the date of the Interim Financial Statements. Except as set forth in Schedule 3.24, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of termination or written notice of an intention to terminate the relationship with any customer or supplier listed on Schedule 3.24.

     Section 3.25 Foreign Corrupt Practices Act Compliance. Neither the Company nor any of its Subsidiaries has, directly or indirectly, in connection with the their respective businesses business, made or agreed to make any payment to any Person connected with or related to any Governmental Authority, except payments or contributions required or allowed by applicable law. The internal accounting controls and procedures of the Company and its Subsidiaries are sufficient to enable such entities to comply with the Foreign Corrupt Practices Act of 1977.

     Section 3.26 Certain Business Relationships. Except as set forth in Schedule 3.26, none of the Company’s stockholders or their Affiliates have been involved in any business arrangement or relationship with the Company or any of its Subsidiaries within the past twelve (12) months, and none of the Company’s stockholders or their Affiliates own any asset that is used in the business of the Company or any of its Subsidiaries.

     Section 3.27 Options. The cancellation of the Options and the conversion thereof into the right to receive a portion of the Merger Consideration in accordance with Article II complies with the terms of the Company’s stock option plan pursuant to which the Options were issued, and the Company has taken all action required under the applicable stock option plan to authorize the foregoing. Except as contemplated by Article II, no payment or other consideration is or will become due to any Option Holder as a result of such cancellation.

     Section 3.28 Books and Records. The Company has made available to Acquiror true and correct copies of the corporate minute books of the Company and its Subsidiaries and no further entries have been made in such minute books through the date of this Agreement, and such minute books and records contain materially accurate records of all material actions of the stockholders and directors of such entities taken by written consent, at a meeting or otherwise since formation.

     Section 3.29 Receivables. All receivables of the Company and its Subsidiaries, including all Contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable, trade account receivables and insurance proceeds receivable reflected on the balance sheet included in the Interim Financial Statements are (i) to the knowledge of the Company, enforceable and (ii) represent bona fide transactions or obligations.

     Section 3.30 No Additional Representation or Warranties. Except as provided in this Article III, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

     Acquiror and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows:

     Section 4.1 Corporate Organization. Each of Parent, Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation of Parent, Acquiror and Merger Sub previously made available by Parent, Acquiror and Merger Sub to the Company are true, correct and complete. Each of Parent, Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not have a material adverse effect on the ability of Parent, Acquiror or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

     Section 4.2 Due Authorization. Each of Parent, Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party (collectively, the “Acquiror Transaction Documents”) and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the Acquiror Transaction Documents, the performance by Parent, Acquiror and Merger Sub of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of each of Parent, Acquiror and Merger Sub and the sole stockholder of Merger Sub, and no other corporate proceeding on the part of Parent, Acquiror or Merger Sub is necessary to authorize this Agreement or the Acquiror Transaction Documents, the performance by Parent, Acquiror and Merger Sub of their respective obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each of Parent, Acquiror and Merger Sub and constitutes a legal, valid and binding obligation of Parent, Acquiror and Merger Sub, enforceable against Parent, Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

     Section 4.3 No Conflict. Except as set forth in Schedule 4.3, the execution and delivery of this Agreement and the Acquiror Transaction Documents by Parent, Acquiror and Merger Sub, the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby does not and will not conflict with, violate any provision of, or result in the breach of, (i) the Certificate of Incorporation or Bylaws of each of Parent or Acquiror or the organizational documents of Merger Sub or (ii) any applicable law, rule or regulation of any governmental body, or any agreement, indenture or other instrument to which Parent, Acquiror or Merger Sub is a party or by which Parent, Acquiror or Merger Sub may be bound, or of any order, judgment or decree applicable to any of them, or result in a breach or default under or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Parent, Acquiror or Merger Sub, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except, with respect to clause (ii), to the extent that the occurrence of any of the foregoing would not have or be reasonably expected to have a material adverse effect on the ability of Parent, Acquiror or Merger Sub to enter into and perform their respective obligations under this Agreement or the Acquiror Transaction Documents.

     Section 4.4 Litigation and Proceedings. There are no lawsuits, Actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror or Merger Sub which, if determined adversely, would reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror or Merger Sub which would reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.

     Section 4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of Parent, Acquiror or Merger Sub with respect to Parent, Acquiror or Merger Sub’s execution or delivery of this Agreement, performance of their respective obligations hereunder or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign law and (ii) as otherwise disclosed in Schedule 4.5.

     Section 4.6 Financial Ability. Parent and Acquiror have the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Merger Consideration at the Closing.

     Section 4.7 Brokers’ Fees. Except fees described on Schedule 4.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

     Section 4.8 No Additional Representation or Warranties; Acknowledgment. Except as provided in this Article IV, neither Acquiror nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or Holdings or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or Holdings or their Affiliates.

ARTICLE V.
COVENANTS OF THE COMPANY

     Section 5.1 Conduct of Business. From the date hereof through the Closing, the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, or as consented to by Acquiror in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), (i) operate its business in the ordinary course and substantially in accordance with past practice, (ii) use commercially reasonable efforts to keep its properties substantially intact, including its present operations, physical facilities and working conditions and (iii) use commercially reasonable efforts to maintain and preserve its relationships with lessors, licensors, suppliers, customers, employees and management consistent with past practice and not to take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, unless consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as specifically contemplated by this Agreement (including any actions in connection with the Excluded Business Transfer as contemplated hereby and the payment of the bonuses referred to in the Bonus Side Letters):

          (a) change or amend the Certificate of Incorporation, Bylaws or other organizational documents of the Company or any of its Subsidiaries, except as required by law;

          (b) enter into, extend or renew any Contract of a type required to be listed on Schedule 3.10 or Schedule 3.16, except in the ordinary course of business;

          (c) modify or terminate any Contract of a type required to be listed on Schedule 3.10;

          (d) sell, assign, transfer, convey, lease or otherwise dispose of (i) any material assets or properties except in the ordinary course of business or (ii) any material assets or properties (other than assets consisting of inventory or similar assets typically sold in the ordinary course of business of the Company and its Subsidiaries) in an amount exceeding $200,000 individually or $500,000 in the aggregate;

          (e) (i) except as otherwise required by law, existing Employee Plans or consistent with past practice, take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to policies or agreements of the Company or any of its Subsidiaries in effect on the date hereof) which will become due and payable on or after the Closing Date; (ii) make any change in the key management structure of the Company or any of its Subsidiaries, including, without limitation, the hiring of additional officers or the termination of existing officers; (iii) adopt, enter into or amend in any material respect any Employee Plan; or (iv) make any material change in the employment terms of any officer or management employee;

          (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

          (g) make any material loans or advances to any Person, except for advances to employees of officers of the Company or its Subsidiaries for expenses incurred in the ordinary course of business;

          (h) make any material income tax election;

          (i) make any capital investment in, any loan to, or any acquisition of the securities of, any or all or substantially all of the assets of, any Person (other than the Company or any of its Subsidiaries) involving more than $50,000 or outside the ordinary course of business;

          (j) cancel, compromise or release any Action (or series of related Actions) involving more than $50,000 (other than settlement of disputes relating to accounts receivable that have been reserved for on the Financial Statements);

          (k) issue, sell or otherwise dispose of shares of capital stock or other equity securities or ownership interests in the Company or any Subsidiary (other than the issuance of options to purchase shares of Company Common Stock to employees, officers, directors and consultants of the Company or any of its Subsidiaries or the issuance of shares of Company Common Stock upon exercise of such options to purchase shares of Company Common Stock);

          (l) make any loan to any of its directors, officers or employees or enter into any transaction with any of its directors, officers or employees other than (i) the payment or provision of compensation or benefits or (ii) any change in benefits of the type not prohibited by Section 5.1(e);

          (m) make any charitable contribution in excess of $50,000 or outside the ordinary course of business;

          (n) issue any note, bond or other debt security or create, incur, assume or guarantee any liability for borrowed money or capitalized lease Contracts either involving more than $100,000 individually or $150,000 in the aggregate, other than in respect of the borrowings under the Company’s existing credit facilities;

          (o) enter into any collective bargaining agreement;

          (p) create or assume any material Lien (other than any Permitted Lien) on any material asset of the Company or its Subsidiaries; or

          (q) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

Subject to applicable law, from the date hereof until the earlier of the Closing or the termination of this Agreement, the Company will, at the reasonable request of Acquiror, confer on a regular basis with representatives of Acquiror to report on operational matters and the general status of the business, operations and finances of the Company and its Subsidiaries; provided that such does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Agreement shall prohibit the Company and its Subsidiaries, on the one hand, and Relizon and its Subsidiaries, on the other hand, to pay or setoff the Relizon Trade Payables and the Relizon Trade Receivables, as applicable, prior to the Closing Date.

     Section 5.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third-parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with normal operation of the business, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, however, that no investigation pursuant to this Section 5.2 will affect any representations or warranties made herein or conditions to the obligations of the parties to consummate the transactions contemplated hereby.

     Section 5.3 HSR Act and Foreign Antitrust Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly with the notification and reporting requirements of the HSR Act and use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act and (ii) make such other filings with any similar foreign Governmental Authorities as may be required under any applicable similar foreign law. The Company shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority.

     Section 5.4 No Solicitations. From the date hereof through the Closing, the Company shall not knowingly permit its Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Acquiror, Merger Sub or any of their respective Affiliates) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any of its Subsidiaries or any business unit thereof; provided, however, that the foregoing restrictions will not apply to any transaction relating solely to the Excluded Business or any of the Excluded Assets. The Company will notify Acquiror promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

     Section 5.5 Excluded Business Transfer. Immediately prior to the Effective Time of the Merger, the Company and Relizon shall execute, and cause such Subsidiaries that are to be a party thereto to execute, the Contribution and Transfer Agreement and the Company shall (a) transfer all of the Excluded Assets and Excluded Liabilities to Relizon, (b) transfer the employment of all of the Excluded Employees to Relizon, (c) assign all of the Excluded Contracts to Relizon, and (d) transfer all of the Excluded Permits (to the extent transferable) to Relizon, (such transactions being collectively referred to as the “Excluded Business Transfer”), pursuant to the terms and conditions of the Contribution and Transfer Agreement.

     Section 5.6 No Liability for Excluded Business. The Company will comply with all of its obligations under the Contribution and Transfer Agreement, and all of the representations and warranties of the Company made therein, if any, are, and at the time of the Excluded Business Transfer will be, true and correct.

     Section 5.7 Affiliate Transactions. Except as disclosed on Schedule 5.7 and except for this Agreement and any Contract entered into pursuant to this Agreement and attached as an Annex to this Agreement, the Company will cause all Contracts and transactions by and between the Company or any of its Subsidiaries, on the one hand, and any Company stockholder or any Affiliate of any stockholder of the Company (other than the Company and any of its Subsidiaries) on the other hand, to be terminated effective as of the Closing, without any cost or continuing obligation to the Company or any of its Subsidiaries (other than in respect of the Relizon Debt, the Relizon Trade Payables or the Relizon Trade Receivables), and will deliver to Acquiror evidence of such terminations that is reasonably acceptable to Acquiror. At or prior to the Effective Time of the Merger, Holdings and the Company shall cause all intercompany debts between the Company and any of its Subsidiaries, on the one hand, and Holdings on the other hand, to be paid and discharged in full (other than obligations in respect of the Relizon Debt, the Relizon Trade Payables and the Relizon Trade Receivables).

     Section 5.8 Restrictive Covenants. To assure that Acquiror, the Company and its Subsidiaries will realize the benefits of the transactions contemplated hereby, Holdings, on behalf of itself and its Subsidiaries (other than the Company and its Subsidiaries, the “Seller Parties”) hereby makes the following covenants:

               (a) For a period of two (2) years from and after the Closing Date, (i) none of the Seller Parties will, directly or indirectly, induce or attempt to induce any employee (other than any administrative staff employee) of the Company or any of its Subsidiaries to leave such Person’s employ and (ii) Holdings will cause TC Group, L.L.C. (“Carlyle”) and any wholly-owned subsidiary of Carlyle and any investment fund of which Carlyle or any of its wholly-owned subsidiaries is the general partner not to, directly or indirectly, induce or attempt to induce Michael L. Iaccarino, Bryan J. Kennedy, David T. McRae, Thomas T. Gaffny and Billy Sewell to leave the employ of the Company or any of its Subsidiaries. The foregoing shall not restrict any Person from making general solicitation of employment not targeted at employees of the Company or any of its Subsidiaries through a professional search firm or by means of newspaper or other media advertisements.

               (b) For a period of two (2) years from and after the Closing Date, the Seller Parties will not, directly or indirectly, solicit the customers of the Company or any of its Subsidiaries listed on Schedule 3.24 in order to induce such customers to engage the Seller Parties to provide services of the type that are provided by the Company and its Subsidiaries (other than services currently provided by the Excluded Business) on the date hereof; provided, however, that this Section 5.8(b) shall not apply to any customer that, prior to the Effective Time of the Merger, is a customer of any of the Seller Parties or the Excluded Business.

               (c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

               (d) The parties agree and acknowledge that the breach of this Section 5.8 will cause irreparable damage to Acquiror, the Company and its Subsidiaries and upon breach of any provision of this Section 5.8, Acquiror and/or the Company will be entitled to injunctive relief, specific performance, or other equitable relief without bond or other security.

     Section 5.9 Payment of Certain Employee Bonuses. Immediately prior to the Closing, the Company shall pay (or otherwise discharge in full any obligation to pay) the employee bonuses described in that certain side letter dated as of the date hereof between the Company and Acquiror (the “Bonus Side Letter”).

ARTICLE VI.
COVENANTS OF ACQUIROR

     Section 6.1 HSR Act and Foreign Antitrust Approvals.

               (a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly with the notification and reporting requirements of the HSR Act and use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act and (ii) make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign law. Acquiror shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authorities.

               (b) Acquiror shall exercise commercially reasonable efforts to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement; provided, however, that such efforts shall not be deemed to include any requirement that Acquiror or its Affiliates consent to any Governmental Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the Company, or any other assets or lines of business of Acquiror.

     Section 6.2 Indemnification and Insurance.

               (a) From and after the Effective Time of the Merger, the Surviving Corporation shall continue to indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under Delaware law and its charter or by-laws in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law), provided the person to whom such expenses are advanced provides an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification; provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware law and the charter and by-laws of the Company or any of its Subsidiaries shall be made by independent counsel selected by the Surviving Corporation and reasonably acceptable to the Holder Representative.

               (b) For six (6) years from the Effective Time of the Merger, the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore delivered to Acquiror) on terms not materially less favorable than the terms of such current insurance coverage; provided, however, that (i) if any claim is asserted or made within such five-year period, such insurance will be continued in respect of such claim until the final disposition thereof and (ii) in no event shall the Surviving Corporation be required to expend more than an amount per year equal to two hundred percent (200%) of the current annual premiums paid by the Company or by Holdings in the aggregate for such insurance coverage (the “Maximum Amount”) to maintain or procure such insurance coverage as required hereunder. In the event the annual premiums required to procure or maintain such insurance coverage would exceed the Maximum Amount, the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. The Surviving Corporation shall have the right to cause coverage to be extended under the Company’s existing directors’ and officers’ liability insurance by obtaining a six-year “tail” policy on terms not materially less favorable than the terms of such current insurance coverage, and such “tail” policy shall be deemed to satisfy the requirements set forth in this Section 6.2(b).

     Section 6.3 Employees; Employee Benefits.

               (a) Employee Benefits. For a period of no less than one (1) year following the Closing Date, Acquiror shall cause the Company and its Subsidiaries to provide the Affected Employees rates of annual base salary or wages (as applicable), annual incentive compensation opportunity, and employee benefits that are, in the aggregate, substantially comparable to such rates, opportunities and benefits, in the aggregate, for similarly situated employees of Acquiror. Nothing in this Section 6.3 shall be deemed to require the Company or any of its Subsidiaries to continue the employment of any Affected Employee for any period on or after the Effective Time of the Merger.

               (b) Termination of Certain Employee Plans. On or prior to the Closing Date, the Company shall terminate, or cause its Subsidiaries to terminate, all Employee Plans that are not Relizon Plans; provided, however, Acquiror shall give full credit to the Affected Employees under Acquiror’s employee benefit plans for prior service with the Company, any of its Subsidiaries or Relizon for purposes of eligibility and vesting and for the determination of the level of benefits under Acquiror’s severance, vacation, sick or other paid time off plans and programs.

               (c) Transfers of Employment of Certain Affected Employees. Effective immediately prior to the Closing, the Company shall transfer employment of all Affected Employees (other than those Affected Employees listed on Schedule 7.6, the “Transferred Employees”) to Relizon; provided, however, that, except as expressly set forth in this Section 6.3, Relizon shall not assume or be responsible for any obligations or liabilities of the Company or its Subsidiaries in respect of the Affected Employees. On the Closing Date, the Affected Employees listed on Schedule 7.6 shall become employees of Acquiror (or such Affiliate of Acquiror as Acquiror shall designate) and, except as expressly set forth in this Section 6.3, Acquiror and its Subsidiaries shall assume all obligations and liabilities with respect to such Affected Employees at the Closing Date. At 12:01 a.m. (Eastern Standard Time) on January 1, 2005 (the “Employee Transfer Time”), all Transferred Employees shall become employees of Acquiror (or such Affiliate of Acquiror as Acquiror shall designate) and, except as expressly set forth in this Section 6.3, Acquiror and its Affiliates shall assume all obligations and liabilities with respect to the Transferred Employees at such time. Acquiror shall, or shall cause an Affiliate of Acquiror to, take all actions necessary to effectuate such transfer of employment of, and obligations and liabilities in respect of, the Transferred Employees to be effective immediately upon the Employee Transfer Time. Effective as of the Closing Date, all Affected Employees listed on Schedule 7.6 will cease any participation in, and any benefit accrual under, all Relizon Plans. Effective as of the Employee Transfer Time, all Transferred Employees will cease any participation in, and any benefit accrual under, all Relizon Plans.

               (d) Employee Lease Agreement. On the Closing Date, (i) Holdings shall cause Relizon to execute and deliver to the Company and Acquiror an employee lease agreement in the form attached hereto as Annex J (the “Employee Lease Agreement”) and (ii) Acquiror and the Company shall execute and deliver to Relizon the Employee Lease Agreement.

               (e) Relizon Pension Plans. Neither Acquiror, nor any Affiliates thereof, shall assume any obligations under or liabilities with respect to, and shall not receive any rights or interest in, any of the Relizon Pension Plans, and Holdings shall cause Relizon and its Subsidiaries to retain all such obligations, liabilities, rights and interests in such Relizon Pension Plans and to assume, on the Closing Date, any obligation or liability to reimburse Relizon or its Subsidiaries for any obligation or liability under any Relizon Pension Plan. Relizon shall vest all Affected Employees in all benefits accrued on or prior to the Employee Transfer Time or the Closing Date, as applicable, under the Relizon Pension Plans.

               (f) Relizon Welfare Plans. Except as specifically provided in this Agreement or in the Employee Lease Agreement, on the Closing Date, Holdings shall cause Relizon or one of its Subsidiaries to assume or retain responsibility under the Relizon Welfare Plans with respect to all amounts that are payable by reason of, or in connection with any and all welfare benefit claims made by the Affected Employees and their eligible dependents thereunder, but only to the extent such claims were incurred prior to the Closing Date. Following the Closing Date, subject to the terms of the Employee Lease Agreement, Acquiror and its Affiliates shall be responsible for all welfare benefit claims made by the Affected Employees and their eligible dependents to the extent such claims are incurred on or after the Closing Date. For purposes of this Section 6.3(e), a claim shall be deemed to be “incurred” at such time as medical services are performed for the Affected Employee or an eligible dependent; and for purposes of a hospital stay, a claim for hospital services shall be deemed to be “incurred” on each day on which an Affected Employee or eligible dependent remains in a hospital.

               (g) 2004 Annual Bonus. Promptly following the Employee Transfer Time, Acquiror shall, or shall cause its Affiliates to, pay annual bonuses to the Affected Employees in respect of the 2004 calendar year (“2004 Annual Bonuses”) that are equal, in an aggregate, to at least the aggregate amount accrued and reflected on the Closing Balance Sheet in respect of 2004 Annual Bonuses to be paid under the applicable Employee Plans.

     Section 6.4 Relizon Guarantees and Other Obligations.

               (a) From and after the date hereof and until the Closing, the Company and Acquiror shall each use their commercially reasonable best efforts to obtain a complete and unconditional release of Relizon, effective upon the Closing, from all liabilities and obligations arising under (1) any guarantee by Relizon of the obligations of the Company or its subsidiaries under any Contract listed on Schedule 6.4(a) and (2) any Contract to which Relizon is a co-party or co-obligor listed on Schedule 6.4(a). If such a release is not obtained for Relizon for any Contract listed on Schedule 6.4(a), from and after the Closing, Acquiror shall (i) indemnify and hold harmless Relizon and its Subsidiaries and their respective officers, directors, partners, stockholders, employees and Affiliates from and against any and all losses, liabilities, damages, claims, awards, reasonable costs and expenses (including costs of investigation and reasonable attorney’s fees) arising out of, resulting from or relating to such Contract but only to the extent that any such losses, liabilities, damages, claims, awards, reasonable costs or expenses result from a breach of such Contract by the Company or its Subsidiaries after the Effective Time of the Merger and (ii) cause the Surviving Corporation to reasonably cooperate with Relizon’s efforts to obtain a complete and unconditional release of Relizon from all liabilities and obligations arising under such Contract.

               (b) Acquiror and the Company shall cooperate and use commercially reasonable efforts to cause the letter of credit listed on Schedule 6.4(b) (the “Replaced Letter of Credit”) to be replaced with a letter of credit issued for the account of Acquired and returned to Relizon or released and returned to Relizon as a result of the replacement of the surety bonds for which the Replaced Letter of Credit had been posted. If the Replaced Letter of Credit has not been so replaced as of the Closing, Acquiror shall obtain and deliver to Relizon on the Closing Date a letter of credit in favor or Relizon with a face amount and expiration date identical to that set forth on the Replaced Letter of Credit, which letter of credit shall permit the beneficiary to draw on such letter of credit to the extent (and only to the extent) of drawing under such Replaced Letter of Credit and shall otherwise be on substantially the same terms as the Replaced Letter of Credit.

ARTICLE VII.
JOINT COVENANTS

     Section 7.1 Confidentiality.

               (a) Use of Evaluation Materials. Except for any governmental filings required in order to complete the transactions contemplated herein, and except as Acquiror and the Company may agree or consent in writing, each party hereto shall keep the Evaluation Materials confidential, and, except as required by applicable law, no party shall disclose any Evaluation Materials or any information contained therein to any Person; provided, however, that any such information may be disclosed to those of such party’s directors, officers, employees, agents and representatives who need to know such information for the purposes of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees, agents and representatives shall be informed by such party of the confidential nature of such information and shall be directed by such party, and shall each agree to treat such information confidentially in accordance with this Section 7.1(a)). Without limiting the generality of the foregoing, in the event that the transactions contemplated hereby are not consummated, neither party hereto nor its directors, officers, employees, agents or representatives shall use any of the Evaluation Materials furnished to it by another party hereto for any purpose.

               (b) Compelled Disclosure. In the event that any party hereto or any of its representatives receives a request or is required (by applicable law, regulation or legal process) to disclose all or any part of the information contained in the Evaluation Materials, such party or its representatives, as the case may be, shall (i) promptly notify the party whose confidential information is to be disclosed (the “Disclosing Party”) of the existence, terms and circumstances surrounding such a request, (ii) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) assist the Disclosing Party (at the Disclosing Party’s expense) in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Disclosing Party waives compliance with the provisions hereof, (x) such party or its representatives, as the case may be, may disclose only that portion of the Evaluation Materials which such party is advised by opinion of its legal counsel is legally required to be disclosed and shall exercise reasonable efforts to assist the disclosing party in obtaining assurance that confidential treatment will be accorded such Evaluation Materials that are disclosed and (y) such party shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by such party or its representatives not permitted by this Section 7.1.

               (c) Confidential Transaction. The parties hereto agree that the provisions in this Agreement relating to confidentiality do not cause the Transactions to be a “confidential transaction” as such term is defined in Treasury Regulation § 1.6011-4(b)(3).

     Section 7.2 Support of Transaction. Acquiror and the Company shall each (and shall each cause their respective Affiliates to) (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement.

     Section 7.3 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, each party shall use its reasonable best efforts to cause the conditions set forth in Article IX to be satisfied.

     Section 7.4 Notice of Developments. The Company will give prompt written notice to Acquiror of any development occurring after the date of this Agreement, or any item about which the Company did not have knowledge on the date of this Agreement, which causes a breach of any of the representations and warranties in Article III. Acquiror will give prompt written notice to the Company of any development occurring after the date of this Agreement, or any item about which Acquiror did not have knowledge on the date of this Agreement, which causes a breach of any of the representations and warranties in Article IV. No disclosure by any party pursuant to this Section 7.4 will be deemed to amend or supplement such party’s schedules or to prevent or cure any misrepresentation or breach of representation, warranty or covenant.

     Section 7.5 Transition; Cooperation; Tax Returns.

               (a) At or prior to the Effective Time of the Merger, the Company shall, and Holdings shall cause Relizon to, enter into a transition services agreement substantially in the form attached hereto as Annex F (the “Transition Services Agreement”).

               (b) After the Closing, Holdings and Acquiror shall each provide the other (or cause the other to be provided) with reasonable access to all relevant documents, data and other information, properties, books, records (other than that which is subject to any attorney-client privilege), employees and auditors to the extent reasonably necessary such party for the purpose of financial reporting, preparing Tax Returns, filing refund claims, responding to any audit by any taxing jurisdiction or replying to any third party or Governmental Authority claim or demand concerning the Surviving Corporation, its Subsidiaries or their respective predecessors. Each such party shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of any Taxes.

               (c) Holdings shall prepare, or cause to be prepared, and submit for review, comment and execution by Acquiror any Tax Return relating to any Tax obligations of the Company or any of its Subsidiaries for any period ending on or before the Closing Date (a “Pre-Closing Tax Return”). Any such income Pre-Closing Tax Return shall be so submitted within thirty (30) days prior to the date such Tax Return is required to be filed (taking into account all applicable extensions), and any non-income Tax Return shall be so submitted within ten (10) days prior to the date such non-income Pre-Closing Tax Return is required to be filed (taking into account all applicable extensions) provided that if any such non-income Pre-Closing Tax Return is due to be filed within thirty (30) days after the Closing Date, such non-income

Pre-Closing Tax Return shall be submitted promptly after such Tax Return has been prepared. Acquiror shall timely file, or shall cause to be timely filed, all Pre-Closing Tax Returns and shall not revise or otherwise modify any such Pre-Closing Tax Return without the prior written consent of Holdings. All Tax Returns for any taxable period that begins before and ends after the Closing Date (a “Straddle Period”) shall be prepared and filed by Acquiror in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns for prior periods, except as required by applicable law. Acquiror shall permit Holdings to review and comment on each such Tax Return described in the preceding sentence. Acquiror shall deliver such Straddle Period income Tax Returns to Holdings within thirty (30) days prior to filing (taking into account all applicable extensions) and shall deliver all non-income Stradde Period Tax Returns to Holdings within ten (10) days prior to filing (taking into account all applicable extensions). None of Acquiror or any Affiliate of Acquiror shall (or shall cause or permit the Company or any of its Subsidiaries to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any of its Subsidiaries with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Holdings, which consent shall not be unreasonably withheld.

               (d) For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the portion of any Straddle Period beginning before and ending on the Closing Date shall (i) in the case of any property or ad valorem Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any other Tax (including any income Taxes or sales and use Taxes), be deemed equal to the amount which would by payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended on the Closing Date.

               (e) The parties hereto agree that the transactions that occur on the Closing Date and that are permitted, required or expressly contemplated by this Agreement (the “Transactions”) are properly allocable to the portion of the Closing Date preceding the Closing. Accordingly, the “next day rule” provided by Treasury Regulation §1.1502-76(b)(1)(ii)(B) is inapplicable to the Transactions. Without limitation of the foregoing, the transfer of the Excluded Business as provided for in Section 5.5 and the cashing out of the unvested options as provided in Section 2.1(a) are each properly allocable to the portion of the Closing Date preceding the Closing, and all income and deductions related thereto are includable in the taxable year of the Company ending at the close of business on the Closing Date. No election under Treasury Section Regulation. §1.1502-76(b)(2)(ii) shall be made in connection with the Transactions. Acquiror will not effect any transaction on the Closing Date (other than a transaction required or expressly contemplated by this Agreement) that could result in Tax liability to Holdings, the Company or its Subsidiaries in excess of the Tax liability associated with the conduct of the Company’s and its Subsidiaries’ business in the ordinary course.

               (f) Acquiror shall promptly notify Holdings in writing upon receipt by Acquiror or its Affiliates (including, without limitation, the Surviving Corporation or its Subsidiaries) of any notice of any audits, examinations, adjustments or assessments relating to Taxes of the Surviving Corporation or its Subsidiaries (or any of their successors) for which Acquiror or its Affiliates may be entitled to receive indemnity under this Agreement (a “Tax Action”). Acquiror’s failure to notify Holdings will not relieve Holdings or any other Person of any liability that it may have, except to the extent the defense of such Tax Action is materially and irrevocably prejudiced by Acquiror’s failure to give such notice. Such notice shall include a copy of the relevant portion of any correspondence received from the relevant taxing authority. Holdings may elect at any time to represent the Surviving Corporation or any of its Subsidiaries (or any of their successors) in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date (a “Seller’s Tax Contest”), and to employ counsel of its choice at its expense, provided that Holdings may not agree to settle any Seller’s Tax Consent without Acquiror’s consent, which consent shall not be unreasonably withheld or delayed. If Holdings chooses to direct a Seller’s Tax Contest, Acquiror shall cause powers of attorney authorizing Holdings to represent the Surviving Corporation or its Subsidiaries, as the case may be, before the relevant taxing authority and such other documents as are reasonably necessary for Holdings to control the conduct of any Seller’s Tax Contest. In the case of any Straddle Period, Holdings shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date. None of Acquiror or any of its Affiliates (including without limitation the Surviving Corporation or its Subsidiaries) may agree to settle any Tax claim which may be or is the subject of an Indemnification Claim by the Acquiror or its Affiliates without the prior written consent of Holdings, which consent shall not be unreasonably withheld or delayed. To the extent there is a conflict between any provision of this Section 7.5 and Section 12.3, the provisions of this Section 7.5 shall control.

               (g) Any information obtained by a party pursuant to this Section 7.5 shall be kept confidential by such party, except to the extent disclosure is required in connection with the filing of any Tax Return or claims for refunds or in connection with the conduct of an audit, or other proceedings in response to an audit, by a taxing jurisdiction, or otherwise required by law or binding judicial order.

     Section 7.6 Certain Employment Agreements. If, on the Closing Date, Acquiror irrevocably offers to each employee of the Company listed on Schedule 7.6 to enter into severance and non-competition agreements in the form attached as Exhibits A through E, respectively, to that certain letter from Acquiror to the Company dated as of the date hereof (the “Severance and Non-Compete Agreements”), on or before the Effective Time of the Merger, the Company shall cause each of the employment agreements listed in Schedule 7.6 to be terminated.

     Section 7.7 Sourcing Agreements. On the Closing Date, (i) Holdings will cause Relizon to execute and deliver to Acquiror each of the agreements attached hereto as Annex G, Annex H and Annex I (together, the “Sourcing Agreements”) and (ii) the Company shall, and Acquiror shall cause the Surviving Corporation to, execute and deliver to Relizon the Sourcing Agreements.

     Section 7.8 Representation Insurance. Each party acknowledges that Acquiror may seek to obtain an insurance policy covering Damages arising out of any breach of any representations and warranties of the Company contained in this Agreement (the “Representation and Warranty Policy”). In the event that Acquiror obtains the Representation and Warranty Policy on or before the Closing Date, either (i) the Company will reimburse Acquiror for one-half of the premiums paid by Acquiror on or prior to the Closing Date to obtain such policy or (ii) one-half of the premiums paid by Acquiror on or prior to the Closing Date to obtain such policy shall be reserved for on the Closing Balance Sheet; provided, however, that the aggregate premiums paid by Acquiror to obtain such policy shall not exceed $2,000,000.

     Section 7.9 Shared Agreements. The parties hereto acknowledge that (a) Relizon is party to the Contracts listed on Schedule 7.9 (the “Shared Relizon Agreements”) that provide for the leasing of certain equipment and the provision of certain services to Relizon and certain of its Affiliates, (b) the Company is a party to the Contracts listed on Schedule 7.9 (the “Shared Company Agreements” and, together with the Shared Relizon Agreements, the “Shared Agreements”) that provide for the leasing of certain equipment and the provision of services to the Company and its Affiliates, (c) certain equipment and services leased or provided pursuant to the Shared Relizon Agreements are made available to and used by the Company and its Subsidiaries pursuant to subcontract or similar arrangement between Relizon and the Company and (d) certain equipment and services leased or provided pursuant to the

Shared Company Agreements are made available and used by Relizon and its Subsidiaries pursuant to subcontract or similar arrangement between the Company and Relizon. Between the date hereof and the Closing Date, the Company and Acquiror shall, and Holdings shall cause Relizon to, use commercially reasonable efforts to amend the Shared Agreements (or, to the extent appropriate, modify and replace the Shared Agreements) so that, following the Closing, (i) the equipment and services provided under the Shared Relizon Agreements that are currently made available to and used by the Company and its Subsidiaries will be made available to the Company and its Subsidiaries directly by the third party provider of such equipment or services pursuant to Contracts between the Company and such provider or indirectly pursuant to formal subcontract arrangements between Relizon and the Company, (ii) the equipment and services provided under the Shared Company Agreements that are currently made available to and used by Relizon and its Subsidiaries will be made available to Relizon and its Subsidiaries directly by the third party provider of such equipment or services pursuant to Contracts between Relizon and such provider or indirectly pursuant to formal subcontract arrangements between the Company and Relizon, (iii) Relizon shall not be responsible for the performance of (or will be indemnified by the Company for) any obligations under the Shared Relizon Agreements relating to products or services made available to or used by the Company and its Subsidiaries and (iv) the Company shall not be responsible for the performance of (or will be indemnified by Relizon for) any obligations under the Shared Company Agreements relating to products or services made available or used by Relizon or its Subsidiaries.

ARTICLE VIII.
CLOSING

     Section 8.1 Filing of Certificate of Merger. As soon as all of the conditions set forth in Article IX of this Agreement have either been fulfilled or waived, and if this Agreement has not theretofore been terminated pursuant to its terms, the Boards of Directors of Acquiror, Merger Sub and the Company shall direct their officers forthwith to file and record all relevant documents with the appropriate government officials to effectuate the Merger.

     Section 8.2 Closing. The Closing shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, N.W., Suite 1000, Washington, DC 20004, at 10:00 a.m. on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied at the Closing) or such other time and place as Acquiror and the Company may mutually agree. The term “Closing,” when used in this Agreement, means the Effective Time of the Merger.

ARTICLE IX.
CONDITIONS TO OBLIGATIONS

     Section 9.1 Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Parent, Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

               (a) The stockholders of the Company shall have taken all necessary action to authorize, approve and adopt this Agreement and the transactions contemplated hereby in accordance with the DGCL.

               (b) All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

               (c) All other necessary permits, approvals, clearances, filings and consents of Governmental Authorities required to be procured by Parent, Acquiror, Merger Sub and the Company in connection with the Merger and the transactions contemplated by this Agreement, the failure of which to obtain would have a Company Material Adverse Effect, shall have been procured.

               (d) There shall not be in force any order or decree, statute, rule or regulation restraining, enjoining or prohibiting the consummation of the Merger.

     Section 9.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Parent, Acquiror and Merger Sub to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

               (a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except with respect to any representation or warranty qualified as to materiality or words of similar import, which must be true and correct in all respects) as of the date hereof and as of the Closing, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be at and as of such date and, in each case, except for inaccuracies or omissions that would not reasonably be expected to have a Company Material Adverse Effect.

               (b) Each of the covenants and agreements of the Company or Holdings to be performed as of or prior to the Closing shall have been performed in all material respects, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.

               (c) The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing, certifying that the conditions specified in Section 9.1 (as they relate to the Company) and in Section 9.2(a) and 9.2(b) have been fulfilled.

               (d) The Company and Holdings shall have executed and delivered to Acquiror and Merger Sub the Escrow Agreement.

               (e) Holdings, on behalf of itself and its Subsidiaries, shall have delivered a release of all claims against the Company and its Subsidiaries arising prior to the Closing (other than any claims (i) arising under Section 6.4, (ii) relating to this Agreement, the Transition Services Agreement, the Sourcing Agreements or the transactions contemplated hereby and thereby or (iii) relating to the Relizon Trade Payables and the Relizon Debt).

               (f) The Company and its Subsidiaries shall have consummated the Excluded Business Transfer.

               (g) There shall not have occurred any Company Material Adverse Effect.

               (h) The Company and Relizon shall have executed and delivered to Acquiror and Merger Sub the Transition Services Agreement.

               (i) If, on the Closing Date, Acquiror has irrevocably offered to each employee listed on Schedule 7.6 to enter into the Severance and Non-Compete Agreements, the employment agreements listed on Schedule 7.6 shall have been terminated.

            (j) The Company shall have delivered the notices and requests of consents required to be delivered to the customers listed on Schedule 9.2(j) and provided copies of such notices and requests to Acquiror.

            (k) The Company shall have delivered to Acquiror a payoff letter executed by the agents or representatives of the holders of the Closing Date Funded Debt in form reasonably satisfactory to Acquiror pursuant to which such agent or representative undertakes that, upon payment by the Company of the Funded Debt in an amount equivalent to the amount of the Estimated Funded Debt, all such Funded Debt shall have been paid in full and all Liens securing such Funded Debt shall be promptly released and/or terminated.

     Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

            (a) Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct in all material respects (except with respect to any representation or warranty qualified as to materiality or words of similar import, which must be true and correct in all respects) as of the date hereof and as of the Closing, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be at and as of such date and, in each case, except for inaccuracies or omissions that would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries, taken as a whole.

            (b) Each of the covenants and agreements of Acquiror or Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.

            (c) Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing, certifying that the conditions specified in Section 9.1 (as they relate to Acquiror and Merger Sub) and Section 9.3(a) and 9.3(b) have been fulfilled.

            (d) Acquiror, on behalf of the Surviving Corporation, shall have delivered a release of all claims against Relizon and its Subsidiaries arising prior to the Closing (other than any claims relating to (i) this Agreement or the transactions contemplated hereby or (ii) the Excluded Business.

            (e) Acquiror and Merger Sub shall have executed and delivered to Holdings the Escrow Agreement.

ARTICLE X.
TERMINATION/EFFECTIVENESS

     Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

            (a) By mutual written consent of the parties authorized by their respective Boards of Directors, at any time prior to the Closing.

            (b) Prior to the Closing, by written notice to the Company and Holdings from Acquiror, authorized by the Board of Directors of Acquiror, if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if a representation or warranty of the Company shall be untrue in any material respect, in either case, such that the conditions specified in Section 9.2(a) or Section 9.2(b) hereof would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or Holdings through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as the Company or Holdings continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before November 30, 2004 (the “Termination Date”) other than as a result of a breach of a representation, warranty, covenant or agreement of Acquiror or Merger Sub such that the conditions in Section 9.3(a) or Section 9.3(b) would not be satisfied; (iii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate Governmental Authority or (iv) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

            (c) Prior to the Closing, by written notice to Acquiror from the Company, authorized by the Board of Directors of the Company, if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, or if a representation or warranty of Acquiror or Merger Sub shall be untrue in any material respect, in either case, such that the conditions specified in Section 9.3(a) or Section 9.3(b) hereof would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date other than as a result of a breach of a representation, warranty, covenant or agreement of the Company or Holdings such that the conditions in Section 9.2(a) or Section 9.2(b) would not be satisfied, (iii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate Governmental Authority or (iv) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

     Section 10.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Holdings, Parent, Acquiror or Merger Sub, as the case may be, for any intentional breach of this Agreement occurring prior to such termination, and the parties hereto acknowledge that it is intention of the parties hereto that no party shall have any remedy or right to recover for any losses or damages resulting from any breach of the provisions hereof unless such breach was intentional on the part of the breaching party. The provisions of Sections 7.1 and 13.5 hereof shall survive any termination of this Agreement.

ARTICLE XI.
HOLDER REPRESENTATIVE

     Section 11.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Common Shares and Options for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated Holdings as the initial Holder Representative, and approval of this Agreement by the holders of Common Shares and Options shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Fully-Diluted Common Shares at the Effective Time of the Merger (“Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

     Section 11.2 Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative will have no obligation to act on behalf of the holders of Company Common Stock and Options, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to estimate and determine the amounts of Holder Allocable Expenses, and to pay such Holder Allocable Expenses in accordance with Section 2.6 hereof. The Holder Representative will have no liability to Acquiror, the Company or the holders of Common Shares and Options with respect to actions taken or omitted to be taken in its capacity as the Holder Representative, except with respect to the Holder Representative’s gross negligence or willful misconduct. The Holder Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 2.6 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement, from funds paid to it under Section 2.6 of this Agreement and/or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and for indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

ARTICLE XII.
INDEMNIFICATION

     Section 12.1 Survival of Representations, Warranties and Covenants. Each representation and warranty contained herein and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for eighteen (18) months after the Closing Date. Each covenant and obligation in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing for a period of eighteen (18) months after the Closing Date. No claim for indemnification for breach of any representation, warranty, covenant or agreement contained in this Agreement may be asserted pursuant to this Agreement unless (i) such claim is asserted in writing on or before the date that is eighteen (18) months after the Closing Date and (ii) such claim is made in respect of Damages incurred prior to the date that is eighteen (18) months after the Closing Date or, to the extent arising out of a third party claim (including any claim by any Governmental Authority) asserted in writing prior to the date that is eighteen (18) months after the Closing Date, such claim is made in respect of Damages reasonably expected to arise in connection with such claim.

     Section 12.2 Indemnification.

            (a) Acquiror and its Affiliates and their respective officers, directors, managers, employees, agents, representatives, controlling persons and stockholders (collectively, the “Acquiror Indemnified Parties”) shall be entitled to indemnification solely from the Indemnification Escrow Amount for any and all Damages to the extent attributable to (i) any breach of any representation or warranty the Company has made in this Agreement or any breach or inaccuracy as of the Closing Date of any representation or warranty made by the Company in this Agreement, (ii) any breach, violation or default by the Company or Holdings of any covenant, agreement or obligation of the Company or Holdings in this Agreement or (iii) the failure of the Company to obtain any consent required in connection with the transactions contemplated hereby under the Contracts listed in Schedule 12.2.

            (b) Acquiror shall indemnify and hold Holdings and other stockholders of the Company and their respective officers, directors, managers, employees, agents, representatives, controlling persons and stockholders (collectively, the “Seller Indemnified Parties”) harmless for any and all Damages to the extent attributable to (i) any breach of any representation or warranty Acquiror or Merger Sub has made in this Agreement or any breach or inaccuracy as of the Closing Date of any representation or warranty made by Acquiror or Merger Sub in this Agreement or (ii) any breach, violation or default by the Parent, Acquiror or Merger Sub of any covenant, agreement or obligation of the Parent, Acquiror or Merger Sub in this Agreement.

     Section 12.3 Indemnification Claim Procedures. If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”) against any Person obligated to indemnify an Indemnified Party (an “Indemnitor”), then such Indemnified Party will promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice. An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice reasonably satisfactory to the Indemnified Party and to settle or compromise any such Action; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed, provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its consent if such judgment or settlement includes any finding of or admission of any violation of any law, order or permit). Until an Indemnitor assumes the defense of the Indemnification Claim, the Indemnified Party may defend against the Indemnification Claim in any manner the Indemnified Party reasonably deems appropriate. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within thirty (30) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and thereafter promptly assumes such defense, then the Indemnitor will be bound by any judicial determination made with respect to the Action or Actions subject to such Indemnification Claim or any compromise or settlement of the Action or Actions subject to such Indemnification Claim effected by the Indemnified Party; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to the Action or Actions subject to any such Indemnification Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld). A claim for any matter not involving a third party may be asserted by written notice to the Party from whom indemnification is sought; provided, however, that any Indemnification Claim in respect of any actual or alleged breach of representation, warranty, covenant or agreement contained herein must be asserted prior to the expiration of the survival period provided for in Section 12.1. To the extent the defense of any Action subject to any Indemnification Claim is assumed by the Holder Representative as the Indemnitor, the costs and expenses of such defense shall be paid from the Indemnification Escrow Amount and Acquiror, the Company and the Holder Representative shall instruct the Escrow Agent to disburse such portion of the Indemnification Escrow Amount as is reasonably requested in writing by the Holder Representative to pay such costs and expenses.

     Section 12.4 Limitations on Indemnification Liability. Any claims an Indemnified Party makes under this Article XII will be limited as follows:

            (a) Ceiling. Notwithstanding any provision hereof to the contrary, the aggregate amount of Damages for which the Acquiror Indemnified Parties shall be entitled to indemnification pursuant to this Article XII will not exceed the Indemnification Escrow Amount. The Indemnification Escrow Amount shall serve as the sole and exclusive source of payment of any claim for indemnification pursuant to Section 12.2(a). Notwithstanding any provision hereof to the contrary, the aggregate amount of Damages for which the Seller Indemnified Parties shall be entitled to indemnification pursuant to this Article XII will not exceed $10,000,000.

            (b) Claims Basket. Notwithstanding any provision hereof to the contrary, the Acquiror Indemnified Parties shall not be entitled to indemnification for Damages pursuant to this Article XII unless and until the aggregate amount of all Damages for which the Acquiror Indemnified Parties are entitled to indemnification pursuant to this Article XII (other than for claims for indemnification pursuant to Section 12.2(a)(iii)) exceed $500,000 (the “Basket Amount”), and the Acquiror Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount. Notwithstanding any provision hereof to the contrary, the Seller Indemnified Parties shall not be entitled to indemnification for Damages pursuant to this Article XII unless and until the aggregate amount of all Damages for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Article XII exceed the Basket Amount, and the Seller Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount.

            (c) Damages Net of Insurance Proceeds and Tax Benefits. Notwithstanding any provision in this Agreement to the contrary, all Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XII shall be reduced by the amount of insurance proceeds or Tax benefits received by any Indemnified Party in respect of any Damages incurred by such Indemnified Party. In the event that any such insurance proceeds are actually realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds relate, appropriate refunds shall be made promptly regarding the amount of such indemnification payment.

            (d) Consequential; Punitive and Other Special Damages. Notwithstanding any provision in this Agreement to the contrary, no party hereto shall be entitled to indemnification for consequential, punitive, indirect or special damages.

            (e) Damages Reserved for on the Closing Balance Sheet. Notwithstanding any provision in this Agreement to the contrary, no Acquiror Indemnified Party shall be entitled to indemnification for any Damages in respect of any liability or obligation accrued or reserved for on the Closing Balance Sheet.

     Section 12.5 Indemnification Amount. Claims for Damages pursuant to Section 12.2(a) shall be paid out of the Indemnification Escrow Amount pursuant to the terms of the Escrow Agreement. All amounts paid with respect to Indemnification Claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Merger Consideration.

     Section 12.6 Indemnification Sole and Exclusive Remedy. Other than claims for actual fraud, following the Closing, indemnification pursuant to this Article XII shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Indemnified Parties) for any breach of any representation, warranty, covenant or agreement contained in this Agreement (other than any breach of any covenant or agreement contained in Article II hereof). The foregoing shall not affect the rights of Acquiror, the Company or its Subsidiaries to any equitable remedies available pursuant to Section 5.8.

ARTICLE XIII.
MISCELLANEOUS

     Section 13.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

     Section 13.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

            (a)    If to Parent, Acquiror or Merger Sub, to:

ADS Alliance Data Systems, Inc.
17655 Waterview Parkway
Dallas, TX 75252
Attention: General Counsel
Telecopy No.: (214) 348-5150

                    with copies to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, TX 75201
Attention: Michael E. Dillard, P.C.
Telecopy No.: (214) 969-4343

            (b)    If to the Company, to:

The Relizon e-CRM Company
c/o Relizon Holdings, L.L.C.
c/o The Carlyle Group
1001 Pennsylvania Ave. N.W., Suite 220 South
Washington, D.C. 20004
Attention: Joseph Lipscomb
Telecopy No.: (202) 347-1818

                    with copies to (which shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: Daniel T. Lennon and James R. Hanna
Telecopy No.: (202) 637-2201

            (c)    If to Holdings, to:

Relizon Holdings, L.L.C.
c/o The Carlyle Group
1001 Pennsylvania Ave. N.W., Suite 220 South
Washington, D.C. 20004
Attention: Joseph Lipscomb
Telecopy No.: (202) 347-1818

                    with copies to (which shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: Daniel T. Lennon and James R. Hanna
Telecopy No.: (202) 637-2201

or to such other address or addresses as the parties may from time to time designate in writing.

     Section 13.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     Section 13.4 Rights of Third Parties. Except for (a) the provisions of Section 6.2, which is intended to be enforceable by the officers and directors of the Company and its Subsidiaries and (b) the provisions of Section 6.4, which is intended to be enforceable by Relizon, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

     Section 13.5 Expenses. Each party hereto, other than Holdings (whose expenses shall be paid out of funds paid to Holdings under Section 2.6 in the event the transactions contemplated hereby are consummated), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditors, if any, shall be paid one-half by Acquiror and one-half by Holdings out of funds paid to Holdings under Section 2.6. In the event the transactions contemplated hereby are not consummated each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisors and accountants, provided that, in the event that the transactions contemplated hereby are not consummated, the Company shall reimburse Holdings for all costs and expenses incurred by Holdings in connection with the transactions contemplated hereby.

     Section 13.6 Construction. This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance.

     Section 13.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 13.8 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement) and that certain Confidentiality Agreement dated as of June 8, 2004 between Acquiror and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

     Section 13.9 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

     Section 13.10 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and the Company which approval shall not be unreasonably withheld by any party; provided, however, that, nothing herein shall prevent Acquiror from publishing such press releases or other public communications as such party is required to make in order to satisfy such party’s legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.

     Section 13.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

     Section 13.12 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of laws provisions thereof. Subject to Section 13.13, any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby may be brought in the courts of Newcastle County in the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware located therein, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.

     Section 13.13 Mediation. In the event of a dispute between the parties that the parties are unable to resolve among themselves, the parties shall submit their dispute to non-binding mediation before a mutually agreeable mediator prior to initiating litigation. If the parties are unable to agree upon a mediator within thirty (30) days after failing to resolve the dispute, the American Arbitration Association shall be empowered to appoint a qualified mediator. Each party shall bear its own costs and expenses of participating in the mediation (including without limitation, attorneys’ fees) and each party shall bear one-half (1/2) of the costs and expenses of the mediator. Unless otherwise agreed, the parties will hold mediation in the state of Delaware. The matters discussed or revealed in the mediation session shall not be revealed in any subsequent litigation. In the event the matter is not resolved in the mediation, either party may bring any actions available to them at law and in equity. Nothing in this Section 13.13 shall be deemed to limit a party’s access to the court system to pursue a remedy which is limited to injunctive relief.

     Section 13.14 Parent Guaranty. Parent hereby fully and unconditionally guarantees the full, complete and punctual performance by Acquiror and Merger Sub of all obligations and liabilities of Acquiror and Merger Sub under this Agreement and the Acquiror Transaction Documents (collectively, the “Guaranteed Obligations”), irrespective of the enforceability of such obligations, the absence of any action to enforce the same or any circumstances that might otherwise constitute a legal or equitable discharge or defense of Parent as a guarantor of such obligations. If, for any reason whatsoever, Acquiror or Merger Sub shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Parent will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, the Guaranteed Obligations. Parent hereby waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Acquiror or Merger Sub, any right to require the prior disposition of the assets of Acquiror or Merger Sub to meet their respective obligations, notice, protest and all demands whatsoever. Parent, promptly after demand, shall reimburse Holdings or the Holder Representative for all costs and expenses of collecting such amounts or otherwise enforcing the guaranty set forth in this Section 13.14, including, without limitation, the fees and expenses of counsel.

[Signature page follows]

     IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ALLIANCE DATA SYSTEMS CORPORATION, solely in its capacity as a guarantor pursuant to Section 13.14 hereof

By:	/s/ Edward J. Heffernan
Name:	Edward J. Heffernan
Title:	Executive Vice President and Chief Financial Officer

ADS ALLIANCE DATA SYSTEMS, INC.

By:	/s/ Edward J. Heffernan
Name:	Edward J. Heffernan
Title:	Executive Vice President and Chief Financial Officer

EVEREST NIVOLE, INC.

By:	/s/ John W. Scuilion
Name:	John W. Scuilion
Title:	President

THE RELIZON e-CRM COMPANY

By:	/s/ Joseph E. Lipscomb
Name:	Joseph E. Lipscomp
Title:	Vice President

RELIZON HOLDINGS, L.L.C.

By:	/s/ Joseph E. Lipscomb
Name:	Joseph E. Lipscomb
Title:	Chairman